                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             PACIFIC LITHIUM LIMITED

                                       AND

                         LITHIUM TECHNOLOGY CORPORATION



                          DATED AS OF JANUARY 19, 2000

                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
RECITALS....................................................................................................   2

ARTICLE I DEFINITIONS.......................................................................................   3
       1.1     Definitions..................................................................................   3

ARTICLE II THE MERGER......................................................................................   10
       2.1     The Merger...................................................................................  10
       2.2     Effective Time...............................................................................  10
       2.3     Effect of the Merger.........................................................................  10
       2.4     Certificate of Incorporation.................................................................  10
       2.5     Bylaws.......................................................................................  10
       2.6     Directors and Officers.......................................................................  10

ARTICLE III CONVERSION OF SECURITIES........................................................................  10
       3.1     Shares of the  Surviving Corporation.........................................................  10
       3.2     No Conversion of PLL Common..................................................................  11
       3.3     Conversion of LTC Common; Assumption of Warrants.............................................  11
       3.4     Exchange Agent...............................................................................  11
       3.5     No Fractional Shares.........................................................................  11
       3.6     Rights of the LTC Shareholders...............................................................  11
       3.7     Exchange.....................................................................................  12
       3.8     Closing of Stock Transfer Books..............................................................  12
       3.9     Changes in PLL or LTC Common.................................................................  13

ARTICLE IV CLOSING AND CLOSING DELIVERIES...................................................................  13
       4.1     The Closing..................................................................................  13
       4.2     Deliveries of LTC............................................................................  13
       4.3     Deliveries by PLL............................................................................  14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF LTC.............................................................  15
       5.1     Corporate Existence and Power................................................................  15
       5.2     Corporate Authorization; Enforceability......................................................  15
       5.3     Governmental Authorization...................................................................  15
       5.4     Non-Contravention; Consents..................................................................  16
       5.5     Capitalization...............................................................................  16
       5.6     Subsidiaries.................................................................................  16
       5.7     LTC Financial Statements; Book and Records...................................................  17
       5.8     No Undisclosed Liabilities...................................................................  17
       5.9     Tax Matters..................................................................................  17
       5.10    Absence of Certain Changes...................................................................  19
       5.11    Contracts....................................................................................  19
       5.12    Insurance Coverage...........................................................................  20
       5.13    Litigation...................................................................................  21

       5.14    Compliance with Laws; Permits................................................................  21
       5.15    Properties; Sufficiency of Assets............................................................  21
       5.16    Intellectual Property........................................................................  22
       5.17    Environmental Matters........................................................................  23
       5.18    Plans and Material Documents.................................................................  24
       5.19    Affiliate Transactions.......................................................................  25
       5.20    Employee Matters.............................................................................  25
       5.21    Finders' Fees................................................................................  26
       5.22    Millennium Compliance........................................................................  27
       5.23    SEC Filings..................................................................................  27
       5.24    Registration Statement, Other Documents......................................................  27

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PLL............................................................  27
       6.1     Corporate Existence and Power................................................................  28
       6.2     Corporate Authorization; Enforceability......................................................  28
       6.3     Governmental Authorization...................................................................  28
       6.4     Non-Contravention; Consents..................................................................  28
       6.5     Capitalization...............................................................................  29
       6.6     Subsidiaries.................................................................................  29
       6.7     PLL Financial Statements; Books and Records..................................................  29
       6.8     No Undisclosed Liabilities...................................................................  30
       6.9     Tax Matters..................................................................................  30
       6.10    Absence of Certain Changes...................................................................  31
       6.11    Contracts....................................................................................  31
       6.12    Insurance Coverage...........................................................................  31
       6.13    Litigation...................................................................................  32
       6.14    Compliance with Laws; Permits................................................................  32
       6.15    Properties; Sufficiency of Assets............................................................  32
       6.16    Intellectual Property........................................................................  33
       6.17    Environmental Matters........................................................................  33
       6.18    Plans and Material Documents.................................................................  34
       6.19    Affiliate Transactions.......................................................................  34
       6.20    Employee Matters.............................................................................  35
       6.21    Finders' Fees................................................................................  35
       6.22    Millennium Compliance........................................................................  35
       6.23    New Zealand Filings..........................................................................  35
       6.24    Registration Statement, Other Documents......................................................  35
       6.25    Available Funds..............................................................................  36

ARTICLE VII CERTAIN COVENANTS...............................................................................  36
       7.1     Conduct of Business of LTC...................................................................  36
       7.2     Exclusive Dealing............................................................................  37
       7.3     Review of LTC; Confidentiality...............................................................  38
       7.4     Reasonable Best Efforts......................................................................  39
       7.5     Transfer of Employees and Benefit Plans......................................................  39
       7.6     Proxy and Registration Statements............................................................  40

       7.7     LTC SEC Filings; Disclosure of Material Information..........................................  41
       7.8     Transfer Taxes...............................................................................  41
       7.9     Further Assurances...........................................................................  41
       7.10    Insurance....................................................................................  41
       7.11    Transfer of Intellectual Property Rights.....................................................  42
       7.12    Board of Directors...........................................................................  42
       7.13    Repricing of Options and Warranties; Purchase of Additional Stock............................  42
       7.14    Bridge Financing; Additional Security........................................................  42
       7.15    Line of Business; Non-Compete................................................................  43
       7.16    IPO; Reincorporation.........................................................................  43
       7.17    Consulting Services..........................................................................  43


ARTICLE VIII CONDITIONS TO CLOSING..........................................................................  45
       8.1     Conditions to Obligations of PLL.............................................................  45
               8.1.1     Representations, Warranties and Covenants of LTC...................................  45
               8.1.2     No Injunction, etc.................................................................  45
               8.1.3     No Proceedings.....................................................................  45
               8.1.4     Ancillary Closing Agreements.......................................................  45
               8.1.5     Third-Party Consents; Governmental Approvals.......................................  45
               8.1.6     No Material Adverse Change.........................................................  46
               8.1.7     Transfer of Intellectual Property Rights...........................................  46
               8.1.8     SEC Filings........................................................................  46
               8.1.9     Due Diligence......................................................................  46
               8.1.10    IPO Closing........................................................................  46
               8.1.11    ...................................................................................  46
       8.2     Conditions to Obligations of LTC.............................................................  46

               8.2.1     Representations, Warranties and Covenants of PLL...................................  46
               8.2.2     No Injunction, etc.................................................................  46
               8.2.3     No Proceedings.....................................................................  46
               8.2.4     Ancillary Closing Agreements.......................................................  47
               8.2.5     Third-Party Consents; Governmental Approvals.......................................  47
               8.2.6     No Material Adverse Change.........................................................  47
               8.2.7     IPO Closing........................................................................  47
               8.2.8     Fairness Opinion...................................................................  47
               8.2.9     Tax Opinion........................................................................  47


ARTICLE IX TERMINATION; REMEDIES............................................................................  47
       9.1     Termination..................................................................................  47
       9.2     Remedies.....................................................................................  48

ARTICLE X MISCELLANEOUS.....................................................................................  49
       10.1    Non-Survival of Representations and Warranties...............................................  49
       10.2    Notices......................................................................................  49
       10.3    Waiver.......................................................................................  49
       10.4    Amendments, Supplements, Etc.................................................................  49
       10.5    Delegation...................................................................................  49

       10.6    Expenses.....................................................................................  50
       10.7    Successors and Assigns.......................................................................  50
       10.8    No Third-Party Beneficiaries.................................................................  50
       10.9    Governing Law................................................................................  50
       10.10   Jurisdiction.................................................................................  50
       10.11   WAIVER OF JURY TRIAL.........................................................................  51
       10.12   Public Announcements.........................................................................  51
       10.13   Counterparts.................................................................................  51
       10.14   Table of Contents; Headings..................................................................  51
       10.15   Entire Agreement.............................................................................  51
       10.16   Severability; Injunctive Relief..............................................................  51
       10.17   Certain Interpretive Matters.................................................................  52

                                    EXHIBITS

Exhibit A      Form of Certificate of Merger
Exhibit B      Employment Agreement (Cade)
Exhibit C      Employment Agreement (Ferment)
Exhibit D      Form of Employee Share Option Deed

                                    SCHEDULES

                  Schedule 5.4                       LTC Non-contravention Consents; Mitsubishi
                                                                Materials
                  Schedule 5.5                       LTC Capitalization
                  Schedule 5.6                       LTC Subsidiaries
                  Schedule 5.8                       LTC No Undisclosed Liability
                  Schedule 5.9(b)                    LTC Foreign Jurisdictions Imposing Tax
                  Schedule 5.10                      LTC Changes Since September 30, 1999
                  Schedule 5.11(a)                   LTC Contracts
                  Schedule 5.12                      LTC Insurance Coverage
                  Schedule 5.13                      LTC Litigation
                  Schedule 5.14                      LTC Compliance with Laws; Permits
                  Schedule 5.15(a)                   LTC Liens
                  Schedule 5.15(b)                   LTC Real Property
                  Schedule 5.16(a)                   LTC Intellectual Property Rights
                  Schedule 5.18(a)                   LTC Benefit Plans
                  Schedule 5.18(b)                   LTC Termination Benefits
                  Schedule 5.18(h)                   LTC Severance/Termination Benefits
                  Schedule 5.19                      LTC Affiliate Transactions
                  Schedule 5.20                      LTC Employee  Relations
                  Schedule 5.20(g)                   LTC Employee Information; Bonuses
                  Schedule 5.21                      LTC Finder's Fee
                  Schedule 5.22                      LTC Millennium Compliance
                  Schedule 6.6                       PLL Subsidiaries
                  Schedule 6.8                       PLL No Undisclosed Liabilities
                  Schedule 6.9(b)                    PLL Foreign Jurisdictions Imposing Tax
                  Schedule 6.14(b)                   PLL Compliance with Laws; Permits
                  Schedule 6.15(a)                   PLL Liens
                  Schedule 6.15(b)                   PLL Real Property
                  Schedule 6.16(a)                   PLL Intellectual Property Rights
                  Schedule 6.18                      PLL Benefit Plans
                  Schedule 6.22                      PLL Millennium Compliance
                  Schedule 7.5(c)                    Option Allocation
                  Schedule 10.2                      Notices
                  Schedule 10.16(c)(i)               Knowledge of LTC
                  Schedule 10.16(c)(ii)              Knowledge of PLL

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 19, 2000, by and between PACIFIC LITHIUM LIMITED, a New Zealand corporation (together with its successors is referred to herein as "PLL"), and LITHIUM TECHNOLOGY CORPORATION, a Delaware corporation ("LTC").

                                    RECITALS

         WHEREAS, LTC is engaged in the business of developing and commercializing proprietary battery cell structures and processes to manufacture "thin film" rechargeable solid-state, lithium-ion polymer and lithium metal polymer batteries.

         WHEREAS, PLL desires to domesticate into the United States and become a Delaware corporation pursuant to the provisions of Section 388 of the Delaware General Corporation Law ("DGCL") (the "Domestication"), change its name to Ilion Technology Corporation and consummate an IPO (as herein defined);

         WHEREAS, PLL and LTC desire that after the Domestication LTC merge with and into PLL under and pursuant to the DGCL, upon the terms and conditions hereinafter set forth (the merger described in this Agreement and the Certificate of Merger (as defined in Section 2.1) herein called the "Merger");

         WHEREAS, the Board of Directors of PLL has adopted resolutions approving this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby and authorizing the execution and delivery of this Agreement and the Certificate of Merger attached as Exhibit A;

         WHEREAS, the Board of Directors of LTC has adopted resolutions approving this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby and authorizing the execution and delivery of this Agreement and the Certificate of Merger;

         WHEREAS, it is intended that the Merger will be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

         WHEREAS, PLL and LTC have entered into Bridge Loan Financing Agreements (as herein defined) pursuant to which PLL has agreed to advance funds to LTC in the amounts set forth therein;

         NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, PLL and LTC agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms, as used herein, have the following meanings when used herein with initial capital letters:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For the purposes of this Agreement, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this Merger Agreement, as the same may be amended from time to time in accordance with the terms hereof.

         "Ancillary Closing Agreements" means (i) the Certificate of Merger,
(ii) the Employment Agreements; and (iii) all other instruments, certificates and other agreements entered into in connection with the consummation of the transactions contemplated by this Agreement.

         "Benefit Plan" means any employee benefit plan within the meaning of
Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including, but not limited to, any deferred compensation, executive compensation, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan or practice.

         "Bonuses" has the meaning ascribed to such term in Section 5.20(g).

         "Bridge Loan Financing Agreements" means (i) the Bridge Loan Financing Agreement, dated as of November 29, 1999, between LTC and PLL (the "Bridge Loan Financing Agreement"), (ii) the Convertible Bridge Notes, (iii) the Convertible Operating Notes, (iv) the License and Option Agreement, (v) the Packaging Security Agreement and (vi) the LTC Warrants.

         "Business" means the business of LTC as currently conducted or proposed to be conducted.

         "Business Day" means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in New York City, New York or Auckland, New Zealand are authorized or required to close.

         "Capitalized Lease Obligations" means, for any applicable period, the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

         "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including, but not limited to, the common stock and the preferred stock and the preferred stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., as amended.

         "Certificate of Merger" has the meaning ascribed to such term in
Section 2.1.

         "Closing" has the meaning ascribed to such term in Section 4.1.

         "Closing Date" has the meaning ascribed to such term in Section 4.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Computer Systems" has the meaning ascribed to such term in Section
5.22.

         "Constituent of Concern" means any substance defined as a "hazardous substance", hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

         "Contracts" has the meaning ascribed to such term in Section 5.11(a).

         "Convertible Bridge Notes" means (i) the Convertible Secured Promissory Note, dated as of November 29, 1999, made by LTC in favor of PLL, in the amount of $125,000 and (ii) the Convertible Promissory Note, dated as of January 10, 2000, made by LTC in favor of PLL, in the amount of $975,000 delivered in connection with the Bridge Loan Financing Agreements.

         "Convertible Operating Notes" means the convertible promissory notes made by LTC in favor of PLL and delivered in connection with the Bridge Loan Financing Agreements.

         "Dissenting Shares" has the meaning ascribed to such term in Section
3.3.

         "Effective Time" has the meaning ascribed to such term in Section 2.2.

         "Employment Agreements" means the employment agreements, dated as of the Closing Date, between PLL and each of David Cade and George Ferment, substantially in the standard form used by PLL and attached hereto as Exhibits B and C, respectively .

         "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law or any Permit issued under any such Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from alleged injury or threat of injury to human health and safety or the environment.

         "Environmental Condition" means a condition with respect to the environment which has resulted or could reasonably be expected to result in a material loss, liability, cost or expense.

         "Environmental Law" means any Law, judicial or administrative interpretation, judicial or administrative order, consent decree or judgment, relating to the environment, human health and safety, including CERCLA; and any state and local counterparts or equivalents.

         "Environmental Permits" means all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

         "ERISA Affiliate" means any Person that, together with LTC, would be considered a single employer within the meaning of Section 4001 of ERISA or
Section 414 of the Code.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" means U.S. or New Zealand, as the case may be, generally accepted accounting principles, consistently applied.

         "Governmental Authority" means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

         "Indebtedness" means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

         "Intellectual Property Right" means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right, including, but not limited to, the intellectual property rights set forth on
Schedule 5.16(a) hereto, of LTC, whether existing on the date hereof or acquired thereafter.

         "Interim Agreements" means the Bridge Loan Financing Agreements and the Security Agreement and Assignment of Lease.

         "IPO" means an initial public offering and sale of common stock of Ilion Technology Corporation, in the United States public markets (and potentially in certain other markets) which results in aggregate gross proceeds to PLL in an amount which, when added to the aggregate gross proceeds of all equity funding received by PLL at any time during the period from September 29, 1999 until the time of the IPO, equals at least twenty-five million dollars ($25,000,000).

         "IPO Date" means the date on which PLL closes an IPO.

         "IRS" means the Internal Revenue Service.

         "Law" means any federal, foreign, state or local statute, law, rule, regulation, ordinance, code, permit, license, policy or rule of common law.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "License and Option Agreement" means the License and Option Agreement, effective as of October 1, 1999, made by LTC in favor of PLL and delivered in connection with the Bridge Loan Financing Agreements.

         "LTC Audited Financials" means the audited balance sheet of LTC for its fiscal year ended December 31, 1998, together with the related statement of income, retained earnings and cash flows for such period.

         "LTC Common" means all the issued and outstanding shares of common stock, par value $0.01 per share, of LTC as of the Effective Time.

         "LTC's Continuing Costs" means LTC's continuing corporate costs as agreed with PLL for the period from the Closing Date to the IPO Date as set forth in Section 2(d) of the Bridge Loan Financing Agreement.

         "LTC Interim Financials" means the unaudited balance sheet of LTC for the quarter ended September 30, 1999, together with the related unaudited statement of income, retained earnings and cash flows for such period.

         "LTC Warrants" means the warrants to purchase 7.5 million shares of common stock of LTC at $.15 per share delivered by LTC to PLL pursuant to the Bridge Loan Financing Agreements.

         "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, condition (financial and other), results of operations or prospects of LTC and its subsidiaries, taken as a whole, or PLL and its subsidiaries, taken as a whole, as the context in which such term is used may require.

         "Merger Consideration" means the Merger Securities and the cash payable in lieu of fractional shares as provided by Section 3.5 hereto.

         "Merger Securities" has the meaning ascribed to such term in Section
3.3.

         "Millennium Compliance" means that the Computer Systems are capable of the following, before, during and after January 1, 2000: (a) handling date information involving all and any dates (including the recording of February 29, 2000), including accepting input, providing output and performing date calculations in whole or in part; (b) operating accurately without interruption on and in respect of any and all dates and without change in performance; (c) responding to and processing two digit year input without creating any ambiguity as to the century; and (d) storing and providing date input information without creating any ambiguity as to the century.

         "Mitsubishi Materials" means the agreements set forth on Schedule 5.4.

         "Monthly Financial Statements" means the unaudited monthly balance sheets of LTC at the end of each calendar month beginning January 1, 2000 through and including the Closing Date, together with the related monthly statements of earnings and cash flows.

         "Options" has the meaning ascribed to such term in Section 7.5(c).

         "Order" means any judgment, injunction, judicial or administrative order or decree.

         "Ordinary Course of Business" means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person's past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

         "Packaging Security Agreement" means the Security Agreement dated November 29, 1999 delivered by LTC in favor of PLL in connection with the Bridge Loan Financing Agreements pursuant to which LTC granted PLL a security interest in the packaging equipment described therein.

         "Permit" has the meaning ascribed to such term in Section 5.14(b).

         "Permitted Lien" means (a) mechanics', workmen's, carriers', repairmen's or other like Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are not overdue, (b) statutory liens for Taxes, assessments and other similar governmental charges that are not overdue, or (c) Liens that arise under zoning, land use and other similar imperfections of title that arise in the Ordinary Course of Business and that, in the aggregate, do not materially affect the value, use or marketability of the property subject thereto.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

         "PLL Audited Financials" means the audited balance sheet of PLL for its fiscal year ended March 31, 1999, together with the related statement of income, retained earnings and cash flows for such period.

         "PLL Interim Financials" means the unaudited balance sheet of PLL for the six month period ended September 30, 1999, together with the related unaudited statements of income, retained earnings and cash flows for such period.

         "PLL Common" has the meaning ascribed to such term in Section 3.3.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) that ends on or before the Closing Date.

         "Property" means any real property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by LTC or PLL, as applicable.

         "Proxy Statement" has the meaning ascribed to such term in Section
5.24.

         "Public Documents" means LTC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 and LTC's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

         "Real Property" has the meaning ascribed to such term in Section
5.15(b).

         "Registration Statement" has the meaning ascribed to such term in
Section 5.24.

         "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

         "Returns" has the meaning ascribed to such term in Section 5.9(a)(i).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Agreement and Assignment of Lease" means the Security Agreement and Assignment of Lease made by LTC in favor of PLL in the form attached as Exhibit G to the Bridge Loan Financing Agreement.

         "Shareholders' Meetings" has the meaning ascribed to such term in
Section 5.24.

         "Subsidiary" means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

         "Surviving Corporation" means PLL after the Domestication and after the Merger.

         "Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by a party to this Agreement, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of a party to this Agreement for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of a party to this Agreement for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of a party to this Agreement for the payment of any amounts as a result of being a party to any Tax-Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

         "Tax-Sharing Agreements" means all existing Tax-sharing agreements or arrangements (whether or not written) binding on a party to this Agreement.

         "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

         "Third-Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

         "Transferred Employees" has the meaning ascribed to such term in
Section 7.5(a).


                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Prior to the Closing, each of the parties shall execute and deliver the Certificate of Merger in substantially the form set forth in Exhibit A to this Agreement (the "Plan of Merger").

         2.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, including, but not limited to, the Domestication and the IPO, the Certificate of Merger shall be certified, executed, acknowledged and filed in accordance with Section 256 of the DGCL. The Merger shall be effective at such time as a certificate of merger is issued by the Secretary of State of Delaware in accordance with Section 256 of the DGCL (the "Effective Time").

         2.3 Effect of the Merger. At the Effective Time, the separate existence of LTC shall cease, and PLL, as the surviving corporation (the "Surviving Corporation"), (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall be subject to all actions previously taken by its and LTC's Board of Directors,
(iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of LTC in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of LTC in the same manner as if PLL had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the laws of New Zealand.

         2.4 Certificate of Incorporation. Upon the effectiveness of the Merger, the Certificate of Incorporation of PLL as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         2.5 Bylaws. The Bylaws of PLL as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         2.6 Directors and Officers. The directors and officers of PLL immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

                                   ARTICLE III

                            CONVERSION OF SECURITIES

         3.1 Shares of the Surviving Corporation. The authorized number and par value of shares of all classes of capital stock of PLL immediately prior to the Effective Time shall be the authorized number and par value of shares of the classes of capital stock of the Surviving Corporation (as defined in the Plan of Merger) from and after the Effective Time.

         3.2 No Conversion of PLL Common. Each share of Common Stock, par value per share, of PLL issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of Common Stock, par value $0.01 per share, of the Surviving Corporation from and after the Effective Time.

         3.3 Conversion of LTC Common; Assumption of Warrants.

         At the Effective Time, all of the then issued and outstanding shares of LTC Common, other than shares of LTC Common (i) held in the treasury of LTC, which shall not be considered as outstanding for purposes of this Agreement or the Plan of Merger, (ii) held by PLL, (iii) held by any wholly owned subsidiary of PLL or LTC (other than shares held in a fiduciary capacity) or (iv) as to which the holder has commenced as of the Effective Time all procedures necessary through the Effective Time to assert dissenters' rights in accordance with the DGCL ("Dissenting Shares"), shall, by virtue of the Merger, be converted into an aggregate of 3.5 million shares of Common Stock of PLL (the "Merger Securities"). The Merger Securities shall be issued to the LTC shareholders on a pro-rata basis. Each share of LTC Common held (i) in the treasury of LTC, (ii) by PLL or (iii) by any wholly owned subsidiary of PLL or LTC (other than shares held in a fiduciary capacity) immediately prior to the Effective Time shall, by virtue of the Merger, forthwith and without any action on the part of the holder thereof be canceled and retired and all rights in respect thereof shall cease to exist. Holders of Dissenting Shares shall, upon the effectiveness of the Merger with respect to such Dissenting Shares, have only such rights, if any, as they may have pursuant to the DGCL, and any amounts required by the DGCL to be paid to any holder of Dissenting Shares with respect to such Dissenting Shares shall be paid by the Surviving Corporation. The assumption of warrants, if any, and the non-assumption of options of LTC shall be governed by Sections 7.5 and 7.13.

         3.4 Exchange Agent. A national or state bank as mutually agreed upon by PLL and LTC shall be engaged to act as agent for purposes of mailing and receiving transmittal letters and distributing certificates for PLL Common to LTC shareholders (the "Exchange Agent").

         3.5 No Fractional Shares. Notwithstanding any other provision of this Agreement or the Plan of Merger, neither certificates nor scrip for fractional shares of PLL Common shall be issued in the Merger. Each holder of shares of LTC Common who otherwise would have been entitled to a fraction of a share of PLL Common shall receive in lieu thereof cash in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of PLL).

         3.6 Rights of the LTC Shareholders. At the Effective Time, each holder of an outstanding certificate or certificates for shares of LTC Common shall cease to have any rights as a shareholder of LTC, except such rights, if any, as such holder may have with respect to Dissenting Shares. Each such holder of any outstanding certificate or certificates for shares of LTC Common converted in the Merger, upon proper surrender of each such certificate (accompanied by a duly completed and executed letter of transmittal in the form to be sent to all former LTC shareholders and such other evidences of authority and documentation as PLL or the Exchange Agent may require and subject to any required withholdings of taxes) to the Exchange Agent, shall receive promptly in exchange for each such certificate Merger Securities and cash in lieu of fractional shares as provided by this Agreement. Pending such surrender and exchange, such holder's certificate or certificates for shares of LTC Common shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of the holder thereof, to evidence Merger Securities subject to the provisions of this Agreement and the Plan of Merger and the right to receive cash in lieu of fractional shares as provided by this Agreement and the Plan of Merger. The registered owner on the books and records of PLL or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to PLL or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of PLL represented by such outstanding certificate as provided above. Neither PLL nor the Exchange Agent shall pay any applicable stock transfer taxes incurred by any shareholder in connection with the Merger.

         3.7 Exchange. As soon as practicable at or after the Effective Time, the Exchange Agent shall distribute Merger Securities and cash in lieu of fractional shares as provided by this Agreement and the Plan of Merger. PLL shall deliver to the Exchange Agent one or more certificates representing in the aggregate the number of Merger Securities to be delivered in connection with the Merger in sufficient time for the Exchange Agent to make such distribution. The obligation of PLL to exchange Merger Securities for LTC Common and distribute cash in lieu of fractional shares as provided herein shall not be discharged, reduced or otherwise affected by the failure of the Exchange Agent to make such exchanges and distributions for any reason whatsoever. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Merger Securities held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. One hundred eighty days following the Effective Time, the Exchange Agent shall deliver to PLL any Merger Securities and funds (including any interest received with respect thereto) which PLL has made available to the Exchange Agent and which have not been disbursed to holders of certificates representing shares of LTC Common, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Securities and cash in lieu of fractional shares deliverable or payable upon due surrender of their certificates. Notwithstanding the foregoing neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of LTC Common for any consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.8 Closing of Stock Transfer Books. The stock transfer books of LTC shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of LTC Common which is not registered in the transfer records of LTC, the consideration to be distributed pursuant to this Agreement and the Plan of Merger may be delivered to a transferee, if the certificate representing such LTC Common is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. PLL and the Exchange Agent shall be entitled to rely upon the stock transfer books of LTC to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement and the Plan of Merger for their shares of LTC Common, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, PLL and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such consideration.

         3.9 Changes in PLL or LTC Common. If between the date of this Agreement and the Effective Time, the shares of PLL Common shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of shares of PLL Common delivered pursuant to this Agreement shall be adjusted accordingly.

                                   ARTICLE IV

                         CLOSING AND CLOSING DELIVERIES

         4.1 The Closing. The closing of the Merger (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue located at 599 Lexington Avenue, New York, N.Y. 10022, at 10:00 a.m., New York time, three Business Days after satisfaction or waiver of the conditions to Closing set forth in Article XIII, other than Section 8.1.10 and contemporaneously with the closing of the IPO, unless the parties agree in writing to change the Closing to another time, date or place. The date upon which the Closing occurs is herein called the "Closing Date".

         4.2 Deliveries of LTC At the Closing, LTC will deliver to PLL:

                  (i) certificate of the Chief Executive Officer of LTC confirming LTC's compliance with the condition set forth in Section 8.1.1;

                  (ii) certificate of LTC's Secretary or Assistant Secretary certifying as to LTC's certificate of incorporation, bylaws or other comparable documents and to the due adoption of resolutions adopted by its Board of Directors authorizing the execution of this Agreement, the Interim Agreements and each Ancillary Closing Agreements to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;

                  (iii) the opinion of Gallagher, Briody & Butler, counsel to LTC, dated the Closing Date, relating to corporate fundamentals as customary for transactions of the type described herein;

                  (iv) evidence or copies of any consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement;

                  (v) each Ancillary Closing Agreements required to be duly executed and delivered by parties other than PLL or its Affiliates;

                  (vi) if PLL deems it necessary, evidence of Transfer of all Intellectual Property Rights to an entity formed in the Netherland Antilles or any similar jurisdiction, for tax purposes;

                  (vii) evidence of approval by the shareholders of LTC of the Merger and this Agreement;

                  (viii)a non-foreign person affidavit as required by Section 1445 of the Code;

                  (ix) evidence of transfer of all Environmental Permits or applications thereof listed on Schedule 6.14(b) from LTC to PLL;

                  (x) a copy of the Agreement and Plan of Merger duly executed by LTC for filing with the Secretary of State of the State of Delaware in connection with the Closing; and

                  (xi) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Closing Agreements and to comply with the terms hereof and thereof.

         4.3 Deliveries by PLL. At the Closing, PLL will deliver or cause to be delivered to LTC:


                  (i) certificate of the Chief Executive Officer of PLL confirming PLL's compliance with the condition set forth in Section 8.2.1;

                  (ii) certificate of PLL's Secretary or Assistant Secretary certifying as to PLL's certificate of incorporation, bylaws or other comparable documents and to the due adoption of resolutions adopted by its Board of Directors authorizing the execution of this Agreement, the Interim Agreements and each Ancillary Closing Agreements to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein and to effectuate the Domestication;

                  (iii) evidence or copies of any consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement;

                  (iv) the opinions of Jones Young, New Zealand counsel to PLL and Jones, Day, Reavis & Pogue, special United States counsel to PLL, dated the Closing Date, relating to corporate fundamentals as customary for transactions of the type described herein;

                  (v) the duly executed Option Agreements for the Transferred Employees who are being granted Options;

                  (vi) evidence of approval by the shareholders of PLL of the Domestication and the transactions contemplated under this Agreement, the Interim Agreements and the Ancillary Closing Agreements (as applicable);

                  (vii) each Ancillary Closing Agreements required to be duly executed and delivered by PLL or its Affiliates;

                  (viii)a copy of the Agreement and Plan of Merger duly executed by PLL (or its successor) for filing with the Secretary of State of the State of Delaware in connection with the Closing; and

                  (ix) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Closing Agreements and to comply with the terms hereof and thereof.

                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF LTC

         LTC represents and warrants to PLL as of the date hereof as follows, subject to any exceptions set forth in a Schedule hereto referencing the number of the Section to which it relates:

         5.1 Corporate Existence and Power. LTC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. LTC has all corporate power and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. LTC is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. LTC has heretofore delivered to PLL true and complete copies of the certificate of incorporation and bylaws of LTC, in each case as amended to date.

         5.2 Corporate Authorization; Enforceability. The execution, delivery and performance by LTC of this Agreement, the Interim Agreements and each of the Ancillary Closing Agreements to which it will be a party are within LTC's corporate powers and have been duly authorized by the board of directors of LTC and, subject to the approval by the shareholders of LTC, no other corporate action on the part of LTC is necessary to authorize this Agreement, the Interim Agreements or any of the Ancillary Closing Agreements to which LTC will be a party at the Closing. This Agreement, the Bridge Loan Financing Agreements, each of the Ancillary Closing Agreements and Interim Agreements to which LTC will be a party will be duly executed and delivered by LTC Assuming the due execution and delivery of this Agreement and each of the Ancillary Closing Agreements and Interim Agreements to which LTC will be a party and assuming approval by the shareholders of LTC, this Agreement constitutes, and each Ancillary Closing Agreements and Interim Agreements to which LTC will be a party will constitute, valid and binding agreements of LTC, enforceable against LTC in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         5.3 Governmental Authorization. The execution, delivery and performance by LTC of this Agreement and each Ancillary Closing Agreements and Interim Agreements to which LTC will be a party require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority other than filings pursuant to the Securities Act and applicable state securities and corporate laws and the approval of the shareholders of LTC

         5.4 Non-Contravention; Consents. The execution, delivery and performance by LTC of this Agreement and each Ancillary Closing Agreement to which LTC will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing, except as set forth on Schedule 5.4, (a) violate the certificate of incorporation or bylaws of LTC, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of LTC or any licenses to which LTC is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of LTC or to a loss of any benefit to which LTC is entitled under, any Contract, agreement or other instrument binding upon LTC or any license, franchise, Permit or other similar authorization held by LTC, or (e) result in the creation or imposition of any Lien on any asset of LTC

         5.5 Capitalization. The authorized, issued and outstanding Capital Stock of LTC as of December 1, 1999 is as follows: LTC has 50,100,000 shares, par value $0.01 per share of authorized capital stock of which 50,000,000 shares are designated "Common Stock" and 100,000 shares are designated "Preferred Stock", of which 48,280,749 shares of Common Stock and no shares of Preferred Stock are outstanding, and no shares of Preferred Stock will become outstanding prior to the Effective Time except in accordance with the Bridge Loan Financing Agreement. All of the outstanding shares of Capital Stock of LTC are duly authorized, validly issued and fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from LTC at any time, or upon the happening of any stated event, any shares of the capital stock of LTC whether or not presently issued or outstanding, except as set forth on Schedule 5.5.

         5.6 Subsidiaries. (a) Each of LTC's Subsidiaries listed in Schedule 5.6 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of LTC's Subsidiaries has all corporate or similar powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. Each of LTC's Subsidiaries is duly qualified to conduct business as a foreign corporation or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. LTC has heretofore delivered to PLL true and complete copies of the certificate of incorporation, bylaws or comparable constituent documents of each of LTC's Subsidiaries, in each case as amended to date. LTC does not own, beneficially or of record, any stock or ownership interests in any entity other than the Subsidiaries listed in Schedule 5.6.

     (b) All the outstanding shares of Capital Stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by LTC, free and clear of all Liens. There are no outstanding convertible or exchangeable securities or Contracts giving any Person any right to acquire shares of Capital Stock of such Subsidiaries and no voting trusts or other Contracts restricting the voting, dividend rights or disposition of shares of such Subsidiaries.

         5.7 LTC Financial Statements; Book and Records. (a) LTC has heretofore furnished PLL with a true and complete copy of the LTC Audited Financials and the LTC Interim Financials which have been prepared in accordance with United States GAAP consistently applied. The LTC Audited Financials and the LTC Interim Financials fairly present in all material respects the financial position of LTC at the respective dates thereto and the results of the operations and cash flows of LTC for the respective periods then ended.

     (b) Since September 30, 1999, there have been no changes in LTC's reserve, accrual or other material accounting policies.

     (c) The books of account, minute books, stock record books and other records of LTC, all of which have been made available to PLL, are complete and correct in all material respects and have been maintained in accordance with sound business practices and under an adequate system of internal controls. The minute books of LTC contain accurate and complete records of all meetings held of, and corporate and stockholder action taken by, the stockholders, Board of Directors and committees of the Board of Directors of LTC, and no meeting of any such stockholders, Board of Directors or committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

         5.8 No Undisclosed Liabilities. There are no liabilities or any facts or circumstances which could give rise to liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of LTC other than
(a) liabilities fully disclosed in LTC's Public Documents, (b) liabilities specifically disclosed in Schedule 5.8, and (c) other undisclosed liabilities incurred since September 30, 1999 in the Ordinary Course of Business which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.9 Tax Matters. (a) (i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed by or on behalf of LTC or any of LTC's Subsidiaries with any Taxing Authority with respect to any Pre-Closing Tax Period (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof, been filed and, to the extent required to be filed between the date hereof and the Closing Date, will have been filed before the Closing, when due in accordance with all applicable Laws and all Taxes owed by LTC or any of LTC's Subsidiaries (whether or not shown as due and payable on the Returns that have been filed) have been timely paid or will have been timely paid prior to the Closing Date, or withheld (including withholding for independent contractors, consultants and other employees) and remitted to the appropriate Taxing Authority, or will have been timely withheld and remitted to the appropriate Taxing Authority prior to the Closing Date;

                  (ii) The Returns correctly reflect in all material respects, the facts regarding the income, business, assets, operations, and activities and status of LTC and any of LTC's Subsidiaries;

                  (iii) Any reserves established for Taxes with respect to LTC or any of LTC's Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of LTC or any of LTC's Subsidiaries are adequate in accordance with GAAP;

                  (iv) Neither LTC nor any of LTC's Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return except for extensions granted as a matter of right;

                  (v) Neither LTC nor any of LTC's Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which LTC or any of LTC's Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

                  (vi) There is no action, suit, proceeding, audit or investigation pending or, to the knowledge of LTC, threatened against or with respect to LTC or any of LTC's Subsidiaries in respect of any Tax. Since January 1, 1997, no claim has been made by any Taxing Authority in any jurisdiction in which LTC or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction and no such claim exists which has not been resolved by a determination by such Taxing Authority that LTC or any of LTC's Subsidiaries is not so subject to taxation;

                  (vii) Neither LTC nor any of LTC's Subsidiaries nor any other Person on behalf of LTC or any of LTC's Subsidiaries has entered into any agreement or consent pursuant to Section 341(f) of the Code;

                  (vii) There are no Liens for Taxes upon the assets of LTC or any of LTC's Subsidiaries, except Liens for current Taxes not yet due;

                  (ix) Neither LTC nor any of LTC's Subsidiaries will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax Laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of LTC or any of LTC's Subsidiaries for any Pre-Closing Tax Period; and

                  (x) Neither LTC nor any of LTC's Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss of LTC or any of LTC's Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person.

                  (xi) No property owned by LTC or any of LTC's Subsidiaries (a) is or will be required to be treated as owned by another person under
         Section 168(f)(8) of the Internal Revenue code of 1954, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, (b) is "tax-exempt use" property within the meaning of Section 168(h)(l) of the Code, or (c) is "tax-exempt bond financed property" withing the meaning of Section 168(g) of the Code.

                  (xii) Neither LTC nor any of LTC's Subsidiaries is or has at any time been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

              (b) Schedule 5.9(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed is properly payable by LTC or any of LTC's Subsidiaries in connection with LTC's conduct of the Business.

         5.10 Absence of Certain Changes. Except as set forth in Schedule 5.10, since September 30, 1999, there has not been any event, occurrence, development, circumstances or state of facts which (a) has had or which could reasonably be expected to have a Material Adverse Effect or (b) would have constituted a violation of any covenant of LTC hereunder (including Section 7.1) had such covenant applied to any of them since September 30, 1999. Since September 30, 1999, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any of the Purchased Assets. LTC has not sold, transferred, disposed of, or incurred a Lien upon, any Intellectual Property Right or LTC's assets since September 30, 1999 except in connection with the Bridge Financing Agreements.

         5.11 Contracts. (a) Except as set forth on Schedule 5.11(a), LTC is neither a party to nor bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, "Contracts") that is of a type described below:

                  (i) any lease (whether of real or personal property);

                  (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets;

                  (iii) any sales, distribution or other similar agreement providing for the sale by LTC of materials, supplies, goods, services, equipment or other assets;

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any Contract pursuant to which any third party has rights to own or use any material asset of LTC, including, without limitation, any Intellectual Property Right of LTC;

                  (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the Purchased Assets;

                  (vii) any agreement relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset);

                  (viii) any license, franchise or similar agreement;

                  (ix) any agency, dealer, sales representative, marketing or other similar agreement;

                  (x) any Contract that may not be terminated by LTC without payment of penalty on more than 90 days' prior notice;

                  (xi) any agreement that limits the freedom of LTC to compete in any line of business, geographic area or with any Person or which would so limit the freedom of PLL after the Closing Date;

                  (xii) any agreement with (A) any stockholder of LTC or any other Affiliate of LTC, or (B) any director or officer of LTC or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

                  (xiii) any management service, consulting or any other similar type of agreement;

                  (xiv) any warranty, guaranty or other similar undertaking with respect to any contractual performance (or LTC's standard forms of any of the foregoing) or agreement to indemnify any Person;

                  (xv) any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof and entered into or adopted by LTC;

                  (xvi) any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business of LTC that is material to LTC

         (b) Each Contract disclosed in or required to be disclosed in Schedule 5.11(a) is a valid and binding agreement of LTC and, to the knowledge of LTC, each other party thereto, enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Neither LTC nor, to the knowledge of LTC, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract. To the knowledge of LTC, there is no event, occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such Contract. LTC has delivered or made available to PLL true and complete originals or copies of all Contracts disclosed in or required to be disclosed in Schedule 5.11(a).

         5.12 Insurance Coverage. Schedule 5.12 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and directors of LTC There is no material claim by LTC pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and LTC has complied in all material respects with the terms and conditions of all such policies and bonds.

Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect and are of the type and in amounts deemed by the management of LTC to be sufficient in light of the business of LTC No insurance coverage with respect to any of LTC's assets, Business, operations, employees, officers or directors has lapsed for any period due to a failure to timely make any premium payment or renewal or otherwise, nor has LTC been refused by any insurance carrier to which it has applied for any such insurance. LTC has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds. Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of LTC with its respective insurers or the premiums payable pursuant to such policies.

         5.13 Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of LTC, threatened, against or affecting LTC or its properties before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, the Interim Agreements and the Ancillary Closing Agreements to which LTC will be a party at Closing. LTC does not know of any valid basis for any such action, proceeding or investigation. There are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against LTC, LTC's assets or the Business.

         5.14 Compliance with Laws; Permits. (a) LTC is not in violation of, has not been given notice of or been charged by any Governmental Authority with, or, to LTC's knowledge, under investigation with respect to, any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Schedule 5.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the "Permits") issued and held by or on behalf of LTC or required to be so issued and held to carry on the Business as currently conducted. Except as disclosed in Schedule 5.14(b), each Permit is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated hereby. LTC is not in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any material Permit held by LTC

         5.15 Properties; Sufficiency of Assets. (a) Except for inventory disposed of in the Ordinary Course of Business of LTC, LTC has good title to, or in the case of leased property has valid leasehold interests in, the property and assets of LTC (whether real or personal, tangible or intangible) reflected in the LTC Public Documents or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 5.15(a).

         (b) Schedule 5.15(b) sets forth a list of all real property assets owned or leased ("Real Property") by LTC All such leases of Real Property are valid and binding agreements of LTC and, to the knowledge of LTC, each other party thereto, enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. LTC is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. Neither LTC nor, to the knowledge of LTC, any other party to any such lease is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease. To the knowledge of LTC, there is no event, occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such lease. LTC is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes. LTC has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to LTC's knowledge, no such proceeding has been threatened or commenced.

         (c) The tangible personal property of LTC has been maintained by LTC since January 1, 1997 in all material respects in good repair and operating condition in accordance with LTC's general maintenance policies (normal wear and tear excepted).

         (d) The assets of LTC constitute all of the assets used or held for use in connection with the Business and are adequate to conduct the Business as currently conducted.

         5.16 Intellectual Property. (a) Schedule 5.16(a) sets forth a list of all Intellectual Property Rights which are owned by LTC or any of LTC's Subsidiaries or which LTC or any of LTC's Subsidiaries is a licensor or licensee, and all material licenses, sublicenses and other written agreements as to which LTC or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto.

         (b) (i) All of the Intellectual Property Rights necessary for or used in the conduct of the Business are set forth in Schedule 5.16(a).

             (ii) The conduct of the Business by LTC as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the knowledge of LTC, threatened, that, in either case, involves a claim of infringement by LTC of any Intellectual Property Right of any third party, or challenging LTC's ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 5.16(a). LTC has no knowledge of any basis for any such claim of infringement and no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 5.16(a);

             (iii) No Intellectual Property Right listed or required to be listed in Schedule 5.16(a) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by LTC or restricting the licensing thereof by LTC to any Person except as set forth in Schedule 5.16(a);

                (iv) LTC has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right;

                (v) LTC has duly maintained all registrations for any Intellectual Property Rights listed or required to be listed in Schedule 5.16(a); and

                (vi) LTC has obtained all assignments of any rights, title and interest in the Intellectual Property Rights held by any Person other than LTC except as set forth in Schedule 5.16(a).

         5.17 Environmental Matters. (a) (i) Constituents of Concern have not been generated, recycled, used, treated or stored on, transported to or from, or Released or disposed on, LTC Property or, to the knowledge of LTC, any property adjoining or adjacent to any LTC Property, except in compliance with Environmental Laws;

                (ii) LTC has not disposed of Constituents of Concern from LTC Property at any off-site facility except in compliance with Environmental Laws;

                (iii) LTC is in compliance in all material respects with Environmental Laws and the requirements of Permits issued under such Environmental Laws with respect to the LTC Property;

                  (iv) There are no pending or, to the knowledge of LTC, threatened Environmental Claims against LTC or any LTC Property;

                  (v) LTC has no knowledge of any facts, circumstances, conditions or occurrences regarding LTC's past or present business or operations or with respect to any LTC Property or any property adjoining any LTC Property that could reasonably be expected (i) to form the basis of an Environmental Claim against LTC or any of the LTC Property or assets or (ii) to cause any LTC Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

                  (vi) To the knowledge of LTC there are no underground storage tanks or sumps located on any LTC Property or on any property that adjoins or is adjacent to any LTC Property;

                  (vii) Neither LTC nor any LTC Property is listed or, to the knowledge of LTC, proposed for listing on the National Priorities List under CERCLA or CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up and LTC has not received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent;

                  (viii) LTC has obtained all required Environmental Permits and is in compliance with the terms of each Environmental Permit in all material respects. There are no Environmental Permits of LTC that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

                  (ix) LTC has no liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by LTC or any other Person).

         (b) LTC has delivered or made available to PLL true and complete copies of all environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of LTC (or by a third party of which LTC has knowledge) in relation to the current or prior business of LTC or any LTC Property.

         (c) For purposes of this Section 5.17, the term "LTC" (including the use of such term in the term "LTC Property") will include any entity which is, in whole or in part, a predecessor of LTC

         5.18 Plans and Material Documents. (a) Schedule 5.18(a) sets forth a list of all Benefit Plans with respect to which LTC or any ERISA Affiliate has or has had in the past any obligation or liability or which are or were in the past maintained, contributed to or sponsored by LTC or any ERISA Affiliate for the benefit of any current or former employee, officer or director of LTC or any ERISA Affiliate. With respect to each Benefit Plan subject to ERISA, LTC has delivered or made available to PLL a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each document (including all amendments thereto) prepared in connection with each such Benefit Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and (iv) the most recent determination letter referred to in Section 5.18(d). Neither LTC nor any of LTC's Subsidiaries has any express or implied commitment to create, incur liability with respect to or cause to exist any Benefit Plan or to modify any Benefit Plan, other than as required by Law.

         (b) None of the Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Benefit Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA. Except as disclosed in Schedule 5.18(b), none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of LTC or any ERISA Affiliate.

         (c) Each Benefit Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and LTC and the ERISA Affiliates have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No legal action, suit or claim is pending or, to the knowledge of LTC, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.

         (d) Each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Benefit Plan or related trust.

         (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Neither LTC nor any ERISA Affiliate has incurred any material liability for any excise tax arising under the Code with respect to a Benefit Plan and no fact or event exists which could reasonably be expected to give rise to such liability.

         (f) All material contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates. For completed plan years of such Benefit Plans, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which could give rise to any such challenge or disallowance.

         (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by LTC or any of LTC's Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

         (h) Except as set forth in Schedule 5.18(h), no employee or former employee of LTC or any of LTC's Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

         5.19 Affiliate Transactions. (a) Except as set forth in Schedule 5.19(a), there are no outstanding payables, receivables, loans, advances and other similar accounts between LTC, on the one hand, and any of its Affiliates, on the other hand, relating to the Business.

         (b) To the knowledge of LTC, no director, officer or employee of LTC possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of LTC Ownership of 5% or less of any class of securities of a Person will not be deemed to be an ownership interest for purposes of this Section 5.19.

         5.20 Employee Matters. (a) The relationships of LTC with the employees of LTC are good working relationships and except as disclosed in Schedule 5.20(a) no employee has terminated or notified LTC of any intention to terminate or materially alter its relationship with LTC since December 31, 1998 and LTC has no reason to believe that there will be any such change as a result of the transactions contemplated by this Agreement.

         (b) LTC is not a party to any labor or collective bargaining agreement; there are no labor or collective bargaining agreements which pertain to any current employee; and no current employee is represented by any labor organization.

         (c) No labor organization or group of LTC employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of LTC, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving LTC pending or, to the knowledge of LTC, threatened by any labor organization or group of LTC employees.

         (d) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of LTC, threatened against or involving LTC

         (e) There are no complaints, charges or claims against LTC pending or, to the knowledge of LTC, threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by LTC, of any LTC Employee, including any claim for workers' compensation.

         (f) LTC is in material compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.

         (g) Schedule 5.20(g) contains a complete and accurate list of the following information for each employee, officer or director of LTC, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1998; vacation accrued as of a recent date; and service credited as of a recent date for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), LTC severance pay, insurance, medical, welfare, or vacation plan or other Benefit Plan of LTC; and all bonuses and any other amounts to be paid by LTC at or in connection with the Closing ("Bonuses").

         (h) To the knowledge of LTC, no former or current employee, officer or director of LTC is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability of PLL to conduct the Business after the Closing Date.

         5.21 Finders' Fees. Except as set forth on Schedule 5.21, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of LTC who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Closing Agreements.

         5.22 Millennium Compliance. Schedule 5.22 sets forth the measures that have been implemented to determine the extent to which the computer systems used by LTC in its business (the "Computer Systems") are not in Millennium Compliance, a complete description of the Computer Systems that are not or may not be in Millennium Compliance and the material details of any program to be undertaken with a view towards causing any Computer Systems that are not Millennium Complaint to achieve Millennium Compliance. To the knowledge of LTC, the cost of achieving Millennium Compliance for the Computer Systems will not exceed the amounts budgeted therefore as previously disclosed to PLL.

         5.23 SEC Filings. The Annual Reports on Form 10-KSB of LTC for the fiscal years ended (December 31, 1996, 1997 and 1998) filed under the Exchange Act, and all other reports and proxy statements required to be filed by LTC under the Exchange Act since January 1, 1997, have been duly and timely filed by LTC, were in compliance with the requirements of their respective reports forms and were complete and correct in all material respects, as of the dates at which the information was furnished, and contained no untrue statement of a material fact nor omitted to state a material fact required to be included therein or necessary in light of the circumstances under which it was made in order to make the statements made therein not misleading. LTC has disclosed to PLL all material information relating to the transactions contemplated by this Agreement and the Ancillary Closing Agreements, LTC, its predecessors (including, but not limited to, Hope Technologies) or LTC's assets and all such disclosed information is true and accurate.

         5.24 Registration Statement, Other Documents. None of the information supplied or to be supplied by LTC for inclusion, or included, in (i) the registration statement to be filed by LTC and PLL with the SEC in connection with the Merger and the distribution of the Merger Securities (the "Registration Statement"); (ii) the proxy statements to be mailed to LTC's stockholders and PLL's shareholders in connection with the meetings (the "Shareholders' Meetings") to be called to consider the Merger (the "Proxy Statements"); and
(iii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby shall, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statements, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meetings. All documents which LTC is responsible for filing with the SEC and any regulatory agency in connection with the Merger shall comply as to form and substance in all material respects with the provisions of applicable law.

                                   ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF PLL

         PLL represents and warrants to LTC as of the date hereof as follows, subject to any exceptions set forth in a Schedule hereto referencing the number of the Section to which it relates:

         6.1 Corporate Existence and Power. PLL is a corporation duly organized, validly existing and in good standing under the laws of New Zealand and prior to the Closing Date, PLL shall domesticate in the United States and shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PLL has all corporate or similar power and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. PLL is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. PLL has heretofore delivered to LTC true and complete copies of its certificate of incorporation and bylaws or other similar constituent documents, in each case as amended to date.

         6.2 Corporate Authorization; Enforceability. The execution, delivery and performance by PLL of this Agreement, the Interim Agreements and each of the Ancillary Closing Agreements to which it will be a party are within PLL's corporate power and have been duly authorized by the board of directors and, subject to the approval by the shareholders of PLL, no other corporate action on the part of PLL is necessary to authorize this Agreement, the Interim Agreements or any of the Ancillary Closing Agreements to which PLL will be a party at the Closing. This Agreement has been, and each of the Ancillary Closing Agreements and Interim Agreements to which PLL will be a party will be duly executed and delivered by PLL. Assuming the due execution and delivery of this Agreement and each of the Ancillary Closing Agreements and Interim Agreements to which PLL will be a party, this Agreement constitutes, and each Ancillary Closing Agreements and Interim Agreements to which PLL will be a party will constitute valid and binding agreements of PLL, enforceable against PLL in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         6.3 Governmental Authorization. The execution, delivery and performance by PLL of this Agreement, the Interim Agreements and each of the Ancillary Closing Agreements to which PLL will be a party require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority other than filings pursuant to the Securities Act and applicable state securities laws and the approval of the shareholders of PLL.

         6.4 Non-Contravention; Consents. The execution, delivery and performance by PLL of this Agreement and each Ancillary Closing Agreement to which PLL will be a party at the Closing and the consummation of the transactions contemplated hereby and thereby, do not and will not at the Closing (a) violate the certificate of incorporation or bylaws or other similar constituent documents of PLL, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of PLL or any licenses to which PLL is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of PLL or to a loss of any benefit to which PLL is entitled under, any Contract, agreement or other instrument binding upon PLL or any license, franchise, Permit or other similar authorization held by PLL, or (e) result in the creation or imposition of any Lien on any asset of PLL.

         6.5 Capitalization. The authorized, issued and outstanding Capital Stock of PLL as of December 1, 1999 is as follows: PLL has 21,302,934 authorized shares of which 6,000,000 shares are designated, issued and outstanding as Class A shares and 15,302,934 shares are designated, issued and outstanding as Class B shares. All of the outstanding shares of Capital Stock of PLL are duly authorized, validly issued and fully paid and nonassessable. The shares of PLL Common to be delivered at Closing, when issued and delivered in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any Lien or other limitation or restriction. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from PLL at any time, or upon the happening of any stated event, any shares of the capital stock of PLL whether or not presently issued or outstanding, except as set forth on Schedule 6.5. It is understood that nothing set forth in this Section 6.5 shall restrict PLL from issuing new Capital Stock or any rights thereto.

         6.6 Subsidiaries. (a) Each of PLL's Subsidiaries listed in Schedule 6.6 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of PLL's Subsidiaries has all corporate or similar powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. Each of PLL's Subsidiaries is duly qualified to conduct business as a foreign corporation or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. PLL has heretofore delivered to LTC true and complete copies of the certificate of incorporation, bylaws or comparable constituent documents of each of PLL's Subsidiaries, in each case as amended to date. PLL does not own, beneficially or of record, any stock or ownership interests in any entity other than the Subsidiaries listed in Schedule 6.6.

         (b) All the outstanding shares of Capital Stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by PLL, free and clear of all Liens. There are no outstanding convertible or exchangeable securities or Contracts giving any Person any right to acquire shares of Capital Stock of such Subsidiaries and no voting trusts or other Contracts restricting the voting, dividend rights or disposition of shares of such Subsidiaries.

         6.7 PLL Financial Statements; Books and Records. (a) PLL heretofore furnished LTC with true and complete copies of the PLL Audited Financials and the PLL Interim Financials which have been prepared in accordance with New Zealand GAAP consistently applied. The PLL Audited Financials and the PLL Interim Financials fairly present in all material respects the financial position of PLL at the respective dates thereto and the results of the operations and cash flows of PLL for the respective periods then ended.

         (b) Since September 30, 1999, there have been no changes in PLL's reserve, accrual or other material accounting policies.

         (c) The books of account, minute books, stock record books and other records of PLL, all of which have been made available to LTC, are complete and correct in all material respects and have been maintained in accordance with sound business practices and under an adequate system of internal controls. The minute books of PLL contain accurate and complete records of all meetings held of, and corporate and stockholder action taken by, the stockholders, Board of Directors and committees of the Board of Directors of PLL and no meeting of any such stockholders, Board of Directors or committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

         6.8 No Undisclosed Liabilities. There are no liabilities or any facts or circumstances which could give rise to liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of PLL other than
(a) liabilities fully disclosed in PLL's Audited Financials and Interim Financials in accordance with New Zealand GAAP, (b) liabilities specifically disclosed in Schedule 6.8, and (c) other undisclosed liabilities incurred since March 31, 1999 in the Ordinary Course of Business which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         6.9 Tax Matters. (a)(i) All Returns have, to the extent required to be filed on or before the date hereof, been filed and, to the extent required to be filed between the date hereof and the Closing Date, will have been filed before the Closing, when due in accordance with all applicable Laws and all Taxes owed by PLL or any of PLL's Subsidiaries (whether or not shown as due and payable on the Returns that have been filed) have been timely paid or will have been timely paid prior to the Closing Date, or withheld (including withholding for independent contractors, consultants and other employees) and remitted to the appropriate Taxing Authority, or will have been timely withheld and remitted to the appropriate Taxing Authority prior to the Closing Date;

                (ii) The Returns correctly reflect in all material respects, the facts regarding the income, business, assets, operations, and activities and status of PLL and any of PLL's Subsidiaries;

                (iii) Any reserves established for Taxes with respect to PLL or any of PLL's Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet bee filed) reflected on the books of PLL or any of PLL's Subsidiaries are adequate in accordance with New Zealand GAAP;

                (iv) Neither PLL nor any of PLL's Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return except for extensions granted as a matter of right;

                (v) Neither PLL nor any of PLL's Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which PLL or any of PLL's Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

                (vi) There is no action, suit, proceeding, audit or investigation pending or, to the knowledge of PLL, threatened against or with respect to PLL or any of PLL's Subsidiaries in respect of any Tax. Since January 1, 1997, no claim has been made by any Taxing Authority in any jurisdiction in which PLL or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction and no such claim exists which has not been resolved by a determination by such Taxing Authority that PLL or any of PLL's Subsidiaries is not so subject to taxation;

                (vii) There are no Liens for Taxes upon the assets of PLL or any of PLL's Subsidiaries, except Liens for current Taxes not yet due;

         (b) Schedule 6.9 contains a list of all jurisdictions (whether foreign or domestic) to which any tax imposed is properly payable by PLL or any of PLL's Subsidiaries in connection with PLL's conduct or the business of PLL.

         6.10 Absence of Certain Changes. Since September 30, 1999, there has not been any event, occurrence, development, circumstance or state of facts which (a) has had or which could reasonably be expected to have a Material Adverse Effect or (b) would have constituted a violation of any covenant of PLL hereunder (including Section 7.1) had such covenant applied to PLL since September 30, 1999. Since September 30, 1999, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to the business of PLL. PLL has not sold, transferred, disposed of, or incurred a Lien upon, any Intellectual Property Right or PLL asset since September 30, 1999.

         6.11 Contracts. (a) Each material lease, agreement, contract, commitment or other legally binding contractual right or obligation to which PLL is a party (whether written or oral) (collectively, the "PLL Contracts") is a valid and binding agreement of PLL and, to the knowledge of PLL, each other party thereto, enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Neither PLL nor, to the knowledge of PLL, any other party to any PLL Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such PLL Contract. To the knowledge of PLL, there is no event occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such PLL Contract. PLL has delivered or made available to PLL true and complete originals or copies of all PLL Contracts.

         6.12 Insurance Coverage. PLL has adequate insurance policies and fidelity bonds covering the assets, business and operations of PLL. There is no material claim by PLL pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and PLL has complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect and are of the type and in amounts deemed by the management of PLL to be sufficient in light of the business of PLL.

         6.13 Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of PLL, threatened against or affecting PLL or any of PLL's properties before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, the Interim Agreements and the Ancillary Closing Agreements to which PLL will be a party at Closing. PLL does not know of any valid basis for any such action, proceeding or investigation.

         6.14 Compliance with Laws; Permits. (a) PLL is not in violation of, has not been given notice of or been charged by any Governmental Authority with, or, to PLL's knowledge, under investigation with respect to, any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Schedule 6.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the "Permits") issued and held by or on behalf of PLL or required to be so issued and held to carry on the PLL's business as currently conducted. Except as disclosed in
Schedule 6.14(b), each Permit is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated hereby. PLL is not in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any material Permit held by PLL.

         6.15 Properties; Sufficiency of Assets. (a) Except for inventory disposed of in the Ordinary Course of Business of PLL, PLL has good title to or in the case of leased property has valid leasehold interests in the property and assets (whether real or personal, tangible or intangible) reflected in the PLL Audited Financials or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 6.15(a).

         (b) Schedule 6.15(b) sets forth a list of all Real Property owned or leased by PLL. All such leases of PLL Real Property are valid and binding agreements of PLL and, to the knowledge of PLL, each other party thereto, enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. PLL is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. Neither PLL nor, to the knowledge of PLL, any other party to any such lease is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease. To the knowledge of PLL, there is no event, occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such lease. PLL is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes. PLL has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to PLL's knowledge, no such proceeding has been threatened or commenced.

         (c) The assets of PLL are adequate to conduct the business of PLL as currently conducted.

         6.16 Intellectual Property. (a) Schedule 6.16(a) sets forth a list of all Intellectual Property Rights which are owned by PLL or any of PLL's Subsidiaries or to which PLL or any of PLL's Subsidiaries is a licensor or licensee, and all material licenses, sublicenses and other written agreements as to which PLL or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto.

         (a) (i) All of the Intellectual Property Rights necessary for or used in the conduct of the Business are set forth in Schedule 6.16(a).

                  (ii) The conduct of the Business by PLL as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the knowledge of PLL, threatened, that, in either case, involves a claim of infringement by PLL of any Intellectual Property Right of any third party, or challenging PLL's ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 6.16(a). PLL has no knowledge of any basis for any such claim of infringement and no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 6.16(a);

                  (iii) No Intellectual Property Right listed or required to be listed in Schedule 6.16(a) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by PLL or restricting the licensing thereof by PLL to any Person;

                  (iv) PLL has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right;

                  (v) PLL has duly maintained all registrations for any Intellectual Property Rights listed or required to be listed in
         Schedule 6.16(a); and

                  (vi) PLL has obtained all assignments of any rights, title and interest in the Intellectual Property Rights held by any Person other than PLL.

         6.17 Environmental Matters. (a) (i) Constituents of Concern have not been generated, recycled, used, neared or stored on, transported to or from, or Released or disposed on, PLL Property or, to the knowledge of PLL, any property adjoining or adjacent to any PLL Property, except in compliance with Environmental Laws;

                  (ii) PLL has not disposed of Constituents of Concern from PLL Property at any off-site facility except in compliance with Environmental Laws;

                  (iii) PLL is in compliance in all material respects with Environmental Laws and the requirements of Permits issued under such Environmental Laws with respect to the PLL Property;

                  (iv) There are no pending or, to the knowledge of PLL, threatened Environmental Claims against PLL or any PLL Property;

                  (v) PLL has no knowledge of any facts, circumstances, conditions or occurrences regarding PLL's past or present business or operations or with respect to any PLL Property or any property adjoining any PLL Property that could reasonably be expected (i) to form the basis of an Environmental Claim against PLL or any of the PLL Property or assets or (ii) to cause any PLL Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

                  (vi) To the knowledge of PLL, there are no underground storage tanks or sumps located on any PLL Property or on any property that adjoins or is adjacent to any PLL Property;

                  (vii) PLL has obtained all required Environmental Permits and is in compliance with the terms of each Environmental Permit in all material respects; and

                  (viii)PLL has no liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by PLL or any other Person).

         (b) PLL has delivered or made available to PLL true and complete copies of all environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of PLL (or by a third party of which PLL has knowledge) in relation to the current or prior business of PLL or any PLL Property,

         (c) For purposes of this Section 6.17, the term "PLL" (including the use of such term in the term "PLL Property") will include any entity which is, in whole or in part, a predecessor of PLL.

         6.18 Plans and Material Documents. Schedule 6.18 sets forth a list of all PLL Benefit Plans. Each PLL Benefit Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and PLL has satisfied in all material respects all of its statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No legal action, suit or claim is pending or, to the knowledge of PLL, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.

         6.19 Affiliate Transactions. (a) There are no outstanding payables, receivables, loans, advances and other similar accounts between PLL, on the one hand, and any of its Affiliates, on the other hand, relating to the business of PLL.

         (b) To the knowledge of PLL, no director, officer or employee of LTC possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of PLL. Ownership of 5% or less of any class of securities of a Person will not be deemed to be an ownership interest for purposes of this Section 6.19.

         6.20 Employee Matters. (a) The relationships of PLL with the employees of PLL are good working relationships and PLL has no reason to believe that there will be any such change as a result of the transactions contemplated by this Agreement.

         (b) PLL is not a party to any labor or collective bargaining agreement.

         (c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of PLL, threatened against or involving PLL.

         (d) PLL is in material compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not and is not, engaged in any unfair labor practice.

         6.21 Finders' Fees. Except for US Capital Consultants Pty Ltd. (whose fees and expenses will be paid by PLL), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of PLL who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Closing Agreements.

         6.22 Millennium Compliance. Schedule 6.22 sets forth the measures that have been implemented to determine the extent to which the computer systems used by PPL in its business (the "Computer Systems") are not in Millennium Compliance, a complete description of the Computer Systems that are not or may not be in Millennium Compliance and the material details of any program to be undertaken with a view towards causing any Computer Systems that are not Millennium Complaint to achieve Millennium Compliance.

         6.23 New Zealand Filings. All information filed with the District Registrar of Companies in Auckland, New Zealand by PLL pursuant to the Companies Act 1993 or the Securities Act 1978 of New Zealand during 1998 and 1999 has been filed in compliance with the requirements thereof and was accurate in all material respects as of the dates at which the information was so furnished.

         6.24 Registration Statement, Other Documents. None of the information supplied or to be supplied by PLL for inclusion, or included, in the Registration Statement; (ii) the Proxy Statements; and (iii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby shall, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statements, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meetings. All documents which PLL is responsible for filing with the SEC and any regulatory agency in connection with the Merger shall comply as to form and substance in all material respects with the provisions of applicable law.

         6.25 Available Funds. On the date hereof PLL has sufficient funds to satisfy the obligations of PLL under the Bridge Loan Financing Agreements.

                                   ARTICLE VII

                                CERTAIN COVENANTS

         7.1 Conduct of Business of LTC. During the period from the date of this Agreement to the Closing Date, LTC will conduct its operations only in the Ordinary Course of Business (including managing its working capital in accordance with its past practice and custom) and in accordance with the management provisions set forth in Section 7.17 hereto use its best efforts to:
(i) preserve intact its business organizations, (ii) keep available the services of its officers and employees, and (iii) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with LTC or the Business. LTC will confer with PLL concerning operational matters of a material nature and report periodically to PLL concerning the Business, operations and finances of LTC. Without limiting the generality or effect of the foregoing, prior to the Closing Date, except with the prior written consent of PLL, LTC will not:

         (a) Amend or modify its certificate of incorporation or bylaws or other similar constituent documents from its form on the date of this Agreement except to increase the number of authorized shares of common stock up to 200 million shares;

         (b) Change any salaries or other compensation of, or pay any bonuses to, any current or former director, officer, employee or stockholder of LTC, or enter into any employment, severance or similar agreement with any current or former director, officer, stockholder or employee of LTC;

         (c) Adopt or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Benefit Plan for or with any of its employees;

         (d) Incur or commit to make any capital expenditures in excess of the remaining balance of the planned capital expenditures under the LTC's current capital expenditure budget to the extent approved by PLL;

         (e) Enter into any contract or commitment, except for contracts and commitments entered into by LTC in the Ordinary Course of Business;

         (f) Modify or amend in any material respect or terminate any Contract listed or required to be listed in Schedule 5.11(a);

         (g) Incur, assume or guarantee any Indebtedness;

         (h) Enter into any transaction or commitment relating to the assets or the Business of LTC which, individually or in the aggregate, could be material to LTC, or cancel or waive any claim or right which, individually or in the aggregate, could be material to LTC;

         (i) Make any change in accounting methods or practices (including changes in reserve or accrual amounts or policies);

         (j) Issue or sell any Capital Stock, or make any other changes in its capital structure, other than the grant in the Ordinary Course of Business of stock options or other rights to purchase shares of Capital Stock of LTC pursuant to any existing Benefit Plan of LTC or the repricing of existing warrants or options to induce their exercise by the holders thereof in a manner satisfactory to PLL, or with the prior written approval of PLL, in connection with the settlement of existing indebtedness of LTC;

         (k) Sell, lease or otherwise dispose of any material asset or property of LTC;

         (l) Write-off as uncollectible any notes or Accounts Receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material; write-off, write-up or write-down any other material asset of LTC; or alter LTC's customary time periods for collection of Accounts Receivable or payments of accounts payable;

         (m) Create or assume any Lien, other than a Permitted Lien;

         (n) Make any loan, advance or capital contributions to or investment in any Person;

         (o) Terminate or close any material facility, business or operation of LTC;

         (p) Cause or permit to occur any event, occurrence, development or state of circumstances or facts which, individually or together with other matters, has had or could reasonably be expected to have a Material Adverse Effect;

         (q) Take any action that would cause any of the representations and warranties made by LTC in this Agreement not to remain true and correct or any of the conditions set forth in any subsection of Section 8.1 from being satisfied;

         (r) Enter into any discussions or negotiations with any Person regarding the sale, transfer, disposition or licensing of any Intellectual Property Rights;

         (s) Settle, release or forgive any claim or litigation or waive any right thereto that relates to LTC or the Business; or

         (t) Agree to do any of the foregoing.

         7.2 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, subject to the fiduciary duties of their respective officers and directors, each of LTC and PLL will not, and will not authorize or permit any of their stockholders or any of their respective Affiliates, or any of their officers or directors or any of their respective Affiliates, or any representative of any of the foregoing (including financial advisors, investment bankers, agents, attorneys, employees or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any Person, or enter into any agreement with any Person, other than LTC or PLL (as the case may be) and its Affiliates and representatives, concerning any purchase of any Capital Stock, the Business or Intellectual Property Rights of LTC or any merger, asset sale or similar transaction involving LTC or any transaction involving a competing thin film technology or any transaction that would frustrate the purposes of this Agreement, without the prior written consent of the other party. Each party will disclose to the other party the existence or occurrence of any proposal or contact which it or any of its Affiliates or representatives described above may receive in respect of any such transaction and the identity of the Person from whom such a proposal or contact is received.

         7.3 Review of LTC; Confidentiality. (a) PLL may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of LTC and its financial and legal condition to the extent it deems necessary or advisable to familiarize itself with such properties and other matters. LTC will permit PLL and its representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to all the books and records of LTC and to cause the officers, accountants and other representatives of LTC to furnish PLL with such financial and operating data and other information with respect to the Business and properties of LTC as PLL may from time to time reasonably request. LTC will deliver or cause to be delivered to PLL such additional instruments, documents, certificates and opinions as PLL may reasonably request for the purpose of (i) verifying the information set forth in this

Agreement or on any Schedule attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement.

         (b) LTC may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of PLL and its financial and legal condition to the extent necessary to prepare the Registration Statement and Proxy Statement. PLL will cause the officers accountants and other representatives to furnish LTC with such financial and operating data and other information with respect to the business and properties of PLL as may be necessary to prepare the Registration Statement and Proxy Statement.

         (c) Prior to the Closing, neither LTC nor PLL will, or will permit any of its Affiliates to, without the prior written consent of the other, disclose to any other Person (other than such Person's financing sources, existing stockholders and such Person's directors, officers, employees, advisors and other representatives that need to know) any proprietary, non-public information of another party previously delivered or made available to such other party in connection with the transactions contemplated hereby (including the existence of and terms of this Agreement, the Interim Agreements and the Ancillary Closing Agreements), other than to the extent required by applicable Law and upon the advice of counsel. Each of LTC and PLL will direct its financing sources, stockholders, directors, officers, employees and representatives to keep all such information in strict confidence; provided, however, that each such Person may disclose such information to the extent required by Law and upon the advice of counsel.

         7.4 Reasonable Best Efforts. (a) Subject to the fiduciary duties of their respective officers and directors, LTC and PLL will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with LTC as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby. The parties will pay or cause to be paid all of their own fees and expenses contemplated by this Section, including but not limited to the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party. Notwithstanding any other provision hereof, in no event will PLL or any of its Affiliates be required to (a) enter into or offer to enter into any divestiture hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated hereby, (b) institute or defend any litigation or other legal proceeding, whether judicial or administrative, including, without limitation, seeking to have any stay or temporary restraining order vacated or reversed, or (c) incur any liability or make any payment in connection with any consent or approval or condition to Closing set forth in any subsection of Section 8.1 in order to consummate the transactions contemplated by this Agreement. Each of the parties will notify and keep the other advised in reasonable detail as to such party's efforts in complying with its obligations under this Section 7.4.

             (b) LTC will, within 10 days after the end of the applicable calendar month, deliver to PLL the Monthly Financial Statements prepared in accordance with U.S. GAAP consistently applied and which fairly present in all material respects the financial position of LTC at the date thereof and the results of operations and cash flows for the month then ended.

             (c) Prior to the Closing Date, LTC agrees to obtain a consent to the transactions contemplated herein from the Ben Franklin Technology Center of Southeastern Pennsylvania ("Ben Franklin") pursuant to that certain Applied Research and Development Fund Funding Agreement, dated as of February 1, 1998, between Ben Franklin and LTC. In addition, prior to the Closing Date LTC agrees to obtain a subordination of Ben Franklin's security interest in the assets of LTC to PLL's security interest in such assets.

         7.5 Transfer of Employees and Benefit Plans. As of the Closing Date:

         (a) PLL will offer to each full-time employee of LTC who is not on leave of absence (whether on disability or otherwise) immediately prior to the Closing Date (the "Transferred Employees") employment with PLL or an Affiliate of PLL with each such offer to include a substantially equivalent title, level of responsibility and compensation and benefits as each such employee had as an employee of LTC on the date hereof. Any such employment will be subject to the terms and conditions of PLL's standard Employment Agreement;

         (b) Upon the Closing, PLL will offer employment to David Cade and George Ferment in accordance with the terms and conditions of the Employment Agreements; and

         (d) PLL will grant a minimum of three hundred thousand (300,000) options (the "Options") to the Transferred Employees for the purchase of PLL Stock at an exercise price of $2.25 per share. The Options will be distributed to the Transferred Employees on the Closing Date in the amounts set forth in
Schedule 7.5(c). The Options shall vest on the Closing Date. The Options will be issued by PLL (Delaware) in the form of the Employee Share Option Deed attached hereto as Exhibit D and shall be registered on a Form S-8 (or equivalent form).

Nothing contained in this Agreement will confer upon any Transferred Employee any rights or remedies, including, without limitation, any right to employment, of any nature or kind whatsoever, from any specified period or at any level of compensation or benefits under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither PLL nor any Affiliate of PLL will be required to continue any particular Benefit Plan after the Closing Date for the Transferred Employees, and any such Benefit Plan may be amended or terminated in accordance with its terms and any applicable Law. Transferred Employees will be eligible to participate in any benefit program maintained by PLL for similarly-situated employees of PLL and will receive full credit for their service with LTC and PLL for eligibility and vesting purposes with respect to such benefit program, provided that such crediting of service does not result in duplication of benefits and provided further, that such crediting of service will not be given for benefit accrual. Transferred Employees will also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which they became eligible to participate in any plan of PLL for which deductibles or co-payments are required. PLL will also cause each plan of PLL to waive (i) any preexisting condition restriction which was waived under the terms of any analogous plan of LTC immediately prior to the Closing or (ii) any waiting period limitation which would otherwise be applicable to any

Transferred Employee on or after the Closing to the extent such Transferred Employee had satisfied any similar waiting period limitation under an analogous plan of LTC prior to the Closing. LTC and PLL will coordinate all communications with the employees of LTC regarding the transactions contemplated by this Agreement.

             7.6 Proxy and Registration Statements. In connection with the transactions contemplated by this Agreement:

         (a) Promptly after the date hereof, LTC shall prepare and file with the Securities and Exchange Commission a proxy statement to be mailed to LTC's shareholders in connection with the meeting to be called to consider the Merger and shall provide PLL with such copies thereof as it may request. Contemporaneously with the IPO process described in Section 7.16, PLL shall file with the Securities and Exchange Commission the Registration Statement to register under the Securities Act the Merger Securities to be issued to the holders of the LTC Common and shall provide LTC with the necessary copies of the prospectus included as a part of the Registration Statement (the "Prospectus") for the shareholders of LTC at the earliest practicable date after the effective date of the Registration Statement and prior to the Closing. PLL shall file all such amendments to the Registration Statement as shall be necessary to keep it current and effective until the Merger Securities have been distributed.

         (b) In connection with the preparation of the Registration Statement and the Proxy Statement (i) LTC shall also provide to PLL in writing all information relating to LTC or its Subsidiaries and the management, operations and finances of any of them which may be advisable or necessary to include in the Registration Statement or any amendment thereto as may be necessary to keep it current and effective until the distribution of the Merger Securities, none of which information, with respect to the subject matter thereof shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) PLL shall provide LTC in writing with all information relating to PLL or its Subsidiaries and the management, operations and finances of any of them which may be advisable or necessary to include in the Registration Statement or any amendment thereto as may be necessary to keep it current and effective until the distribution of the Merger Securities, none of which information, with respect to the subject matter thereof shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (c) Contemporaneously with the IPO process described in Section 7.16, PLL and LTC shall file all applicable state securities or "blue sky" applications and use its reasonable efforts to qualify the Merger Securities issuable pursuant to this Agreement under such applicable state securities or "blue sky" laws prior to the Closing Date.

         (d) Information which is obtained by either party pursuant to this
Section 7.6 will be kept confidential by such party; provided, however that in the event the party or any of its representatives is requested or required pursuant to applicable Law by any Governmental Authority to disclose any such information, the party may do so after providing the other party with notice of the request or requirement so that the other party may attempt, at its own expense, to obtain a protective order. Each party will use reasonable efforts to limit access to such information on a "need to know" basis. Neither party may use information obtained from the other party pursuant to this subsection to compete with the other party.

         7.7 LTC SEC Filings; Disclosure of Material Information. LTC will file with the Securities and Exchange Commission its Annual Report on Form 10-K SB for the fiscal year ended December 31, 1999, in a timely manner and in compliance with the requirements of such form. LTC agrees to disclose to PLL all material information and any new developments arising after the date hereof regarding the Business. PLL agrees to disclose to LTC all material information and any new developments arising after the date hereof regarding the business of PLL.

         7.8 Transfer Taxes. LTC will pay all transfer, documentary, sales, use, stamp, registration and value added Taxes incurred in connection with this Agreement.

         7.9 Further Assurances. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         7.10 Insurance. LTC will continue to carry and maintain in full force and effect the insurance policies listed on Schedule 5.12, or policies with comparable coverage, to the Closing Date. LTC will cause PLL to be included as an additional insured on all such policies designated on Schedule 5.12 as "Occurrence Form" from and after the Closing Date with respect to claims occurring on or prior to the Closing Date and, with respect to policies designated on Schedule 5.12 as "Claims Made", cause PLL to be included as an additional insured with respect to claims made and reported to LTC on or prior to the Closing Date. PLL acknowledges and agrees that effective on the Closing Date, all insurance policies and coverages provided or made available by LTC to or for the benefit of the Business will terminate and PLL will, at PLL's sole cost and expense, be responsible for making any and all necessary or appropriate arrangements for the provision of insurance coverage and similar matters for or relating to the Business.

         7.11 Transfer of Intellectual Property Rights. Prior to the Closing Date, if PLL deems it necessary, LTC agrees to take all actions necessary to Transfer all of its Intellectual Property Rights to an entity organized under the laws of the Netherlands Antilles or a similar jurisdiction, for tax purposes.

         7.12 Board of Directors. Effective at the Closing, PLL will allow LTC to appoint one member to the Board of Directors of PLL and to use its reasonable best efforts to cause such appointee to be elected to the Board of Directors.

         7.13 Repricing of Options and Warranties; Purchase of Additional Stock.
(a) Prior to the Closing Date, LTC shall use its best efforts to cause all outstanding warrants and options issued by LTC to be exercised by the holders thereof, including to re-price and accelerate the vesting of such outstanding warrants and options as an inducement to their exercise by the holders thereof. The repricing of the warrants and options will be conditioned upon the holders of such warrants and options consenting to the termination of the warrant and option owned by such holder as of a date not later than immediately prior to the Effective Time of the Merger. LTC will terminate all LTC Stock Plans and outstanding and unexercised stock options as of a date not later than immediately prior to the Effective Time. Any LTC warrants outstanding at the Effective Time that are not terminated other than warrants held by PLL will be converted and adjusted at the Effective Time into warrants to purchase shares of PLL (or its successor) in accordance with their terms.

         (b) In the event that any holder of warrants or options issued by the LTC exercises such warrants or options prior to the Closing Date, LTC agrees to use all proceeds thereof as follows: (a) first, to pay a portion of the advances made by PLL to LTC pursuant to the Bridge Loan Financing Agreement in an aggregate amount up to three hundred fifty thousand dollars ($350,000); (b) second, to pay certain liabilities of LTC with respect to the accrued salary due and owing to Mr. Thomsen in the aggregate amount of two hundred thousand dollars ($200,000); (c) third, to purchase shares of PLL Common at a price per share of $2.25; and (d) to pay LTC's Continuing Costs.

         7.14 Bridge Financing; Additional Security. PLL shall advance an amount up to $1,100,000, subject to adjustment pursuant to Section 7.13, and the additional amounts necessary during the term of this Agreement to fund LTC's expenses pursuant to Section 2(d) of the Bridge Financing Agreement. Promptly after a vote of the LTC stockholders approving the Merger, the parties will enter into the Security Agreement and Assignment of Lease (and, upon the request of PLL, LTC shall use its best efforts (subject to market, economic and business conditions) to obtain the express written consent thereto of the lessor thereunder) to provide additional security to PLL under the Bridge Loan Financing Agreements.

         7.15 Line of Business; Non-Compete. Until the earlier of (i) an IPO or
(ii) two years from the date hereof, each of PLL and LTC agrees that it shall not engage in any business other than its business as currently conducted and as contemplated on the date hereof in accordance with PLL's business plans, except to the extent as would not be material to PLL and its Subsidiaries, taken as a whole. In addition, LTC agrees not to compete directly or indirectly with PLL.

         7.16 IPO; Reincorporation. As soon as practicable after a vote of LTC stockholders approving the Merger, PLL will use all reasonable efforts (subject to market, economic and business conditions) to consummate an IPO and prior to Closing, PLL will change its name to "Ilion Technology Corporation" and its jurisdiction of incorporation to Delaware by means of a domestication in Delaware pursuant to Section 388 of the Delaware General Corporation Law or otherwise. Contemporaneously with the consummation of the Merger and the IPO, PLL shall distribute the Merger Securities to the shareholders of LTC pursuant to an effective Registration Statement. The LTC shareholders may elect to include the Merger Securities owned by such shareholders in the IPO and PLL shall use its best efforts to include such Merger Securities in the IPO. If the managing underwriter of the IPO advises PLL in writing that in their opinion, the number of Merger Securities together with the other PLL shares proposed to be offered, exceeds the number of securities which can be sold in such offering without having a material adverse effect on the price of such securities (the "Maximum Primary Number"), PLL shall include in such registration, up to the Maximum Primary Number, (i) first, the securities that PLL proposes to sell and (ii) second the Merger Securities and other PLL shares requested to be included in such registration pro rata among the holders thereof on the basis of the number of shares of PLL in good faith requested to be registered by such holders.

         7.17 Consulting Services. Upon the approval of this Agreement by the shareholders of LTC (the "Approval Date") the following provisions shall become effective from the Approval Date until the Effective Time of the Merger or the termination of this Agreement pursuant to Section 9.1 (the "Bridge Period"):

         (a) PLL shall retain LTC as a consultant during the Bridge Period and LTC shall provide management and technical services to PLL. Management services shall include, without limitation: general management services including executive functions, supervisory support, capital raising support, corporate strategy development, strategic alliance development and negotiations, financial planning services; strategic planning services; sales, marketing and business development services. Technical services shall include, without limitation, research and development services, engineering, and other technical assistance and advice related to the development and manufacturing of lithium polymer rechargeable cells (the "Services"). PLL shall request such Services in writing and specify:

                  (i)      Nature of work to be performed;

                  (ii)     Date on which assignment is to begin;

                  (iii)    Length of assignment; and

                  (iv)     Individual who will coordinate for PLL.

         (b) Each work assignment shall be governed by the terms and conditions of this Agreement, the terms and conditions of the work assignment, and by such supplementary written amendments of this Agreement or the work assignment as may be from time to time executed between the parties.

         (c) In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any work assignment, the terms and conditions of the work assignment shall govern.

         (d) The Services shall be performed both at the LTC facilities and the facilities of PLL as designated by PLL.

         (e) LTC's staff are not nor shall they be deemed to be at any time during the term of this Agreement to be employees of PLL.

         (f) PLL shall have the right to interview any prospective new hire of LTC and may in its sole discretion reject any such person upon written notice to LTC

         (g) PLL shall be responsible for the technical direction of the Services performed by LTC's staff. LTC shall be responsible for supervision and general control of its staff and shall provide only personnel who are and remain acceptable to PLL to carry out this responsibility.

         (h) LTC shall instruct its employees to use the same care and discretion with respect to PLL's confidential information that they use with respect to LTC's confidential information.

         (i) The work product and New Technology resulting from LTC's services to PLL hereunder is hereby deemed assigned and shall belong exclusively to PLL. PLL shall have the exclusive right to obtain copyrights, registrations and such other proprietary protections on the New Technology as it wishes. LTC will provide PLL with all assistance reasonably required to protect said rights, at PLL's expense. "New Technology" means all inventions, patents, know-how, trade secrets, information, data, manufacturing processes, designs, ideas, and the like and any new or improved process, method or design change to LTC technology existing prior to the date of this Agreement and developed by LTC or PLL on or after the date of this Agreement.

         (j) The parties agree to promptly disclose to each other all New Technology.

         (k) Services will include provision by LTC of, and PLL's right to use, premises at Plymouth Meeting, with the right for PLL to erect additional signs subject to landlord consent and existing signage.

         (l) LTC shall not, directly or indirectly, engage in any conduct competitive to PLL during the term of the consultancy.

         (m) All business opportunities introduced to LTC by PLL (including opportunities introduced prior to the Approval Date in anticipation of this consultancy agreement) shall be owned solely by PLL.

         (n) If this Agreement shall be terminated other than pursuant to
Section 9.1(a)(iii), PLL shall have the right and option to purchase LTC's pilot plant and equipment at book value as of the date of this Agreement, by giving notice of exercise of this option to LTC within 60 days after such termination. The parties shall use all reasonable efforts to cause the closing of such purchase to occur as soon as practicable after such notice shall have been given.


                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         8.1 Conditions to Obligations of PLL. The obligations of PLL to consummate the Closing are subject to the satisfaction (or waiver by PLL) of the following conditions:

         8.1.1 Representations, Warranties and Covenants of LTC (a) The representations and warranties of LTC made in this Agreement shall be true and correct in all respects (or, if any such representation is not expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all material respects) as of the date hereof and as of the Closing Date, as though made as of the Closing and (b) LTC shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by LTC on or before the Closing Date.

         8.1.2 No Injunction, etc. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

         8.1.3 No Proceedings. No action, suit or proceeding challenging this Agreement, the Interim Agreements, the Ancillary Closing Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Person.

         8.1.4 Ancillary Closing Agreements. Each of the Ancillary Closing Agreements shall have been executed and delivered by LTC where LTC is a party thereto.

         8.1.5 Third-Party Consents; Governmental Approvals. The Registration Statement shall have been declared effective by the SEC, the information contained therein shall be true and correct in all material respects as of the Closing Date, no stop order shall have been issued or proceedings instituted or threatened to suspend the effectiveness of the Registration Statement and all consents, approvals, waivers, subordinations and Permits, if any, disclosed or required to be disclosed on any Schedule attached hereto or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received including, but not limited to, any consents from Ben Franklin or relating to the Mitsubishi Materials and the approval by LTC's and PLL's shareholders of the transactions contemplated by this Agreement and the Ancillary Closing Agreements.

         8.1.6 No Material Adverse Change. Prior to the Closing Date, no event shall have occurred which, individually or when considered together with all other matters, has had, or could reasonably be expected to have, a Material Adverse Effect on LTC, and PLL shall not have discovered any fact or circumstance (previously unknown to PLL) which, individually or when considered together with all other matters, has, or could reasonably be expected to have, a Material Adverse Effect on LTC.

         8.1.7 Transfer of Intellectual Property Rights. If PLL deems it necessary, LTC shall have Transferred all of its Intellectual Property Rights to an entity organized under the laws of the Netherland Antilles or a similar jurisdiction, for tax purposes.

         8.1.8 SEC Filings. LTC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, containing audited financial statements shall have been filed with the SEC.

         8.1.9 Due Diligence. PLL shall have completed to its satisfaction its due diligence review of LTC and its subsidiaries in connection with the transactions contemplated by this Agreement, the Interim Agreements and the Ancillary Closing Agreements.

         8.1.10 IPO Closing. The IPO shall have closed contemporaneously with the Closing of the Merger.

         8.1.11 Termination of Options and Employment Agreements. All option plans, option agreements and employment agreements between LTC or its subsidiaries and its employees, directors or any other Person (whether oral or written) shall have been terminated prior to the Closing Date with no further obligation or liability to LTC or PLL.

         8.2 Conditions to Obligations of LTC The obligations of LTC to consummate the Closing are subject to the satisfaction (or waiver by LTC) of the following conditions:

         8.2.1 Representations, Warranties and Covenants of PLL. The representations and warranties of PLL made in this Agreement shall be true and correct in all respects (or, if any such representation is not expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all material respects) as of the date hereof and as of Closing, as though made as of the Closing and (b) PLL shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by PLL on or before the Closing Date.

         8.2.2 No Injunction, etc. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

         8.2.3 No Proceedings. No action, suit or proceeding challenging this Agreement, the Interim Agreements, the Ancillary Closing Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Person.

         8.2.4 Ancillary Closing Agreements. Each of the Ancillary Closing Agreements shall have been executed and delivered by PLL where PLL is a party thereto.

         8.2.5 Third-Party Consents; Governmental Approvals. The Registration Statement shall have been declared effective by the SEC, the information contained therein shall be true and correct in all material respects as of the Closing Date, no stop order shall have been issued or proceedings instituted or threatened suspending the effectiveness of the Registration Statement and all consents, approvals, waivers and Permits, if any, disclosed or required to be disclosed on any Schedule attached hereto or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received including, but not limited to, any consents relating to the Mitsubishi Materials and the approval by LTC's and PLL's shareholders of the transactions contemplated by this Agreement and the Ancillary Closing Agreements.

         8.2.6 No Material Adverse Change. Prior to the Closing Date, no event shall have occurred which, individually or when considered together with all other matters, has had, or could reasonably be expected to have, a Material Adverse Effect on PLL and LTC shall not have discovered any fact or circumstance (previously unknown to LTC) which, individually or when considered together with all other matter has, or could reasonably be expected to have, a Material Adverse Effect on PLL.

         8.2.7 IPO Closing. The IPO shall have closed contemporaneously with the Closing of the Merger.

         8.2.8 Fairness Opinion. LTC shall have received from its financial adviser, Schuler Associates, an opinion, dated the date of the execution of the Merger Agreement and the mailing of the Proxy Statement, that the proposed Merger is fair from a financial point of view to the LTC shareholders, and such opinion shall not have been withdrawn prior to the Closing Date.

         8.2.9 Tax Opinion. LTC shall have received an opinion from Moore Stephens in form and substance reasonably satisfactory to LTC and its counsel to the effect that the Merger will qualify as a tax free reorganization under the Code.

                                   ARTICLE IX

                              TERMINATION; REMEDIES

         9.1 Termination.

         (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

                (i) By the mutual written consent of PLL and LTC;

                (ii) By PLL, if there has been a material violation or breach by LTC of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by PLL or cured by LTC within 60 days after written notice thereof from PLL;

                (iii) By LTC, if there has been a material violation or breach by PLL of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by LTC or cured by PLL within 60 days after written notice thereof from LTC (a "PLL Default");

                (iv) By PLL or LTC if the transactions contemplated hereby have not been consummated by February 28, 2002; provided, however, that (i) neither PLL nor LTC will be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

                (v) By PLL if LTC's shareholders fail to approve the transactions contemplated herein on or before May 30, 2000, or, in such circumstances, by LTC if LTC has met its obligations under Section 7.4 with respect to such approval;

                (vi) By LTC, if PLL's shareholders fail to approve the transactions contemplated herein or, in such circumstances, by PLL if PLL has met its obligations under Section 7.4 with respect to such approval;

                (vii) By PLL, if the condition to Closing set forth in Section
     8.1.6 has not been satisfied; or

                (viii) By LTC, if the condition to Closing set forth in 8.2.6 has not been satisfied.

         (b) In the event that this Agreement is terminated pursuant to Section 9.1(a), all further obligations of each party hereto under this Agreement (other than pursuant to Sections 7.3(c), 7.17(n) and 10.6 and the Interim Agreements, which will continue in full force and effect) will terminate without further liability or obligation of any party to the other party hereunder; provided, however, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) the failure of such party to have performed its obligations hereunder or (ii) any misrepresentation made by such party of any matter set forth herein.

         9.2 Remedies. Subject to Section 10.1, nothing contained in this Agreement shall be construed to restrict or limit in any manner the remedies which the parties might have at law or in equity for any breach of the covenants, representations or warranties contained in this Agreement. In addition to such remedies, upon termination of this Agreement, the parties shall have the remedies set forth in the Interim Agreements.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in Articles V or VI of this Agreement shall survive the Effective Time.

         10.2 Notices. All notices, requests, claims, demands and other communications to any party hereunder must be in writing (including facsimile transmission, which must be confirmed) and will be given to such party at its address and facsimile number set forth in Schedule 10.2 (which may be changed by such party upon notice in accordance with this Section 10.2). All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding Business Day in the place of receipt following the date of receipt.

         10.3 Waiver. Any party hereto may, by written notice to the other parties hereto, (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         10.4 Amendments, Supplements, Etc. At any time before or after the adoption of the Plan of Merger by the shareholders of PLL or the stockholders of LTC, this Agreement or the Plan of Merger may be amended or supplemented by additional agreements, article or certificates, as may be determined by the parties to be necessary, appropriate or desirable to further the purpose of this Agreement or the Plan of Merger, to clarify the intention of the parties, or to add to or to modify the covenants, terms or conditions hereof or thereof. The parties hereto shall make such technical changes to this Agreement or the Plan of Merger, not inconsistent with the purpose hereof or thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or of the Plan of Merger or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby or thereby. This Agreement or the Plan of Merger may not be amended except by an instrument in writing signed by both of the parties.

         10.5 Delegation. To the extent permitted by law and the charters or the by-laws or others similar constituent documents of the respective parties hereto, the powers of the Board of Directors of any party under and with respect to this Agreement may be delegated by such Board of Directors to a Committee of such Board or by such Board (or by such Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other actions referred to in this Agreement to be given or taken by any party may be given or taken on its behalf by any officer so authorized, and the other parties hereto may rely thereon.

         10.6 Expenses. Subject to the provisions set forth in the Bridge Loan Financing Agreements, whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.

         10.7 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided that PLL may assign its rights and obligations under this Agreement to a wholly-owned Affiliate of PLL, it being understood that such assignment will not relieve PLL from its obligations hereunder. Any assignment in violation of the preceding sentence will be void ab initio.

         10.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

         10.9 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

         10.10 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York located in the County of New York and the federal courts of the United States of America located in such State and County. Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.2 will be deemed effective service of process on such party.

         10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.12 Public Announcements. From the date hereof until the Closing Date, LTC and PLL will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make any public statements with respect to this Agreement and the transactions contemplated hereby.

         10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         10.14 Table of Contents; Headings. The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

         10.15 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Interim Agreements, the Ancillary Closing Agreements and the Confidentiality Disclosure Agreement, dated as of August 27, 1999, between PLL and LTC constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto), the Interim Agreements and the Ancillary Closing Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement, including but not limited to the Memorandum of Agreement dated September 29, 1999 between the parties hereto.

         10.16 Severability; Injunctive Relief. (a) If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

          (b) The parties acknowledge and agree that the provisions of Sections
7.2 and 7.3(c) are reasonably necessary to protect the legitimate interests of PLL, LTC, their Affiliates and their businesses and that any violation of Sections 7.2 or 7.3(c) will result in irreparable injury to PLL, LTC and their Affiliates, the exact amount of which will be difficult to ascertain and the remedies at Law for which will not be reasonable or adequate compensation to PLL, LTC and their Affiliates for such a violation. Accordingly, each party agrees that if it violates any of the provisions of Section 7.2 or 7.3(c), in addition to any other remedy available at Law or in equity, the other party will be entitled to seek specific performance or injunctive relief without posting a bond, or other security, and without the necessity of proving actual damages.

         10.17 Certain Interpretive Matters. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to "$" or dollar amounts will be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the Schedules will apply only to the corresponding Section or subsection of this Agreement. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. To the extent the term "day" or "days" is used, it will mean calendar days unless referred to as a "Business Day".

         (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         (c) (i) All references to the "knowledge of LTC" or to words of similar import will be deemed to be references to the actual knowledge of one or more of the officers or directors of LTC whose names are listed on Schedule 10.17(c)(i), and will include such knowledge as such officers or directors would have had after due inquiry of the responsible employees of LTC and its counsel and accountants.

                (ii) All references to the "knowledge of PLL" or to words of similar import will be deemed to be references to the actual knowledge of one or more of the officers or directors of PLL whose names are listed on
     Schedule 10.17(c)(ii) and, will include such knowledge as such officers or directors would have had after due inquiry of the responsible employees of PLL and its counsel and accountants.

                  [Remainder of page intentionally left blank.]

                 [Signature Page - Agreement and Plan of Merger]

         The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                      PACIFIC LITHIUM LIMITED


                                      By:    /s/ Robin T. Johannink
                                             ------------------------
                                      Name:  Robin T. Johannink
                                      Title: Managing Director



                                      LITHIUM TECHNOLOGY CORPORATION


                                      By:    /s/ David J. Cade
                                             ------------------------
                                      Name:  David J. Cade
                                      Title: Chairman and CEO

                                                                       Exhibit A


                              CERTIFICATE OF MERGER
                                       OF
                         LITHIUM TECHNOLOGY CORPORATION
                                  WITH AND INTO
                          ILION TECHNOLOGY CORPORATION

It is hereby certified that:

         1. The constituent business corporations participating in the merger herein certified are:

            (i) Lithium Technology Corporation, which is incorporated under the laws of the State of Delaware; and

            (ii) Ilion Technology Corporation, formerly known as Pacific Lithium Limited, a New Zealand corporation, which became a Delaware corporation pursuant to the provisions of Section 388 of the Delaware General Corporation Law ("DGCL") governing the domestication of foreign corporations.

         2. An Agreement and Plan Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of Section 251 of the DGCL.

         3. The name of the surviving corporation in the merger herein certified is Ilion Technology Corporation, which will continue its existence as said surviving corporation under such name upon the effective date of said merger pursuant to the provisions of the DGCL.

         4. Article One of the Certificate of Incorporation of Pacific Lithium Limited shall be amended automatically as a result of the merger in accordance with the provisions of Section 251(e) of the DGCL to provide that the name of Pacific Lithium Limited shall be changed to Ilion Technology Corporation and the Certificate of Incorporation of Pacific Lithium Limited, as so amended, shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the DGCL.

         5. The executed Agreement and Plan of Merger to which the aforesaid constituent corporations are parties is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

             5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462

         6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of either of the aforesaid constituent corporations.

Date:                 , 2000             LITHIUM TECHNOLOGY CORPORATION
      ----------------

                                         By:
                                              -----------------------------

Attest:


Its Secretary

Date:                 , 2000             ILION TECHNOLOGY CORPORATION
      ----------------


                                         By:
                                              -----------------------------
Attest:


Its Secretary

Date:                 , 2000
      ----------------

                                                                       Exhibit B







                              EMPLOYMENT AGREEMENT

                                     PARTIES


1.       PACIFIC LITHIUM LIMITED ("The Company )


2.       DAVID J. CADE



                                   BACKGROUND

A. We have agreed to appoint you to the position stated in paragraph I of Part A on the terms set out in Part A, Part B of and the schedules to this agreement.

B.   You accept the appointment on those terms.

================================================================================

                                     PART A


I.       Position and Description of Duties (Clause 1.1 of Part B):

                  Position: Chief Operating Officer/Chief Executive Officer designate

                  Description of Duties: As Chief Operating Officer, responsible for managing all day-to-day business operations and activities worldwide. As Chief Executive Officer when such designation is made effective by the Company's board of directors, responsible for establishing and executing corporate goals, objectives and strategies.




II.      COMMENCEMENT DATE (Clause 1.2 of Part B):


III.     EXPIRY DATE (Clause 1.2 of Part B):    N/A

IV.      PROBATIONARY REVIEW: Nil

V.       GROSS REMUNERATION RATE  (Clause 2.1 of Part B):

                  SalaryUS$165,000 per annum


                  Frequency of Payments:    Monthly

         Nominated Bank Account:

                  Bank:
                  Branch:
                  Account Number:
                  Account Name:


VI.      REMUNERATION RATE REVIEW DATES  (Clause 2.2 of Part B)

         Annually on the 31 March.


VII.     HOURS OF WORK (Clause 3.1 of Part B):

                  Normal Hours are 40 hours per week except as required to perform the job function


VIII.    PERSON TO WHOM YOU ARE RESPONSIBLE (Clause 7.3.6 of Part B):

                  Person:   Robin Johannink
                  Position: Chief Executive Officer


IX.      NOTICE OF TERMINATION PERIOD (Clause 11.4.1 of Part B):

         If your employment under this agreement is terminated (a) as a result of your resignation or (b) by the Company without cause (specifically excluding your death, disability or termination by the Company for cause), then you will be entitled to receive, and the Company will pay to you, an amount equal to six month's salary at the rate specified in paragraph V of Part A of this agreement payable in one lump sum within 30 days after such termination; provided that if the termination of your employment under this agreement results from your resignation, you will give 30 days notice prior to the effective date of such resignation and you will remain obligated to perform your duties under this agreement for such 30-day period.

X.       RESTRAINT OF TRADE

         You will not, for a period of six months from the date on which you ease to be employed by the Company for any reason, directly or indirectly (whether as owner, employee, director, consultant or otherwise):

         (a) solicit any customers, business patronage or orders for, or sell any products in competition with the Company or for any business that competes with the Company;

         (b) divert, entice or take away any customers, business, patronage or orders of the Company or attempt to do so;

         (c) solicit any employee of the Company with the intent that they cease their employment with the Company.


                  [Remainder of Page Intentionally Left Blank]

                                    EXECUTION




This agreement was executed on the        day of




SIGNED on behalf of                  )
PACIFIC LITHIUM LIMITED              )
by                                   )
in the presence of                   )





SIGNED by                            )

as Employee in the presence of:      )

                                     PART B


================================================================================


                    YOU AGREE THE FOLLOWING WITH THE COMPANY




1.0      APPOINTMENT


1.1 The Company appoints you to the position to perform the duties stated in paragraph I of Part A. You accept the general description of the duties you will undertake and the appointment upon these terms.

1.2 This agreement shall take effect from the commencement date specified in paragraph II of Part A. Unless terminated in accordance with clause 11, this agreement will end on the expiry date specified in paragraph III of Part A.

1.3 If this clause is adopted by paragraph IV of Part A, your appointment is subject to the probationary period stated in paragraph IV of Part A. The probationary period begins on the commencement date. If your performance during the probationary period is satisfactory to the Company, your appointment shall be confirmed by the company when the probationary period elapses. If your appointment is not confirmed one month's notice of termination will be given.


2.0      REMUNERATION


2.1 The Company will pay you remuneration at the gross remuneration rate and frequency specified in paragraph V of Part A in full compensation for your performance of your duties. Your pay will be direct credited into your nominated bank account.

2.2 Remuneration paid under this agreement will be reviewed according to the review date(s) specified in paragraph VI of Part A.

2.3 On your direction, the Company may make deductions from your salary for items such as health insurance, social club fees, and other payments you stipulate.

2.4 The Company will not pay you where you are absent from work without the Company's approval or where you withdraw your services in part or whole.


3.0      HOURS OF WORK


3.1 Your position requires availability on a, 24 hour basis, 7 days a week. Your normal hours of work are set out in paragraph VII of Part A. You shall conform to such hours of work as the Company may reasonably require for the proper performance of your duties. Unless an overtime hourly rate is specified in paragraph V of Part A, you shall not be entitled to receive any additional remuneration for work outside your normal hours of work.


4.0      ANNUAL LEAVE


4.1 Subject to clause 4.3, you are entitled to receive 15 working days paid annual leave per year. Each leave year begins on the anniversary of the date you commence duties. You may accrue a maximum of 5 days leave. Any accrued or outstanding leave will be rolled over to the next leave year. Any accrued leave in excess of 5 days will be forfeited.

4.2 You cannot take annual leave without the Company's prior written approval. The Company may, after reasonable notice, direct you to take annual leave at times convenient to the Company. As far as practicable, your wishes shall be taken into consideration when fixing the time for taking of leave.

4.3 You may be required to work on one of the statutory holiday set out in the 1st Schedule. You will be entitled to one paid day of leave for each statutory holiday you work.


5.0      SPECIAL LEAVE


5.1 You are entitled to 5 days paid special leave in each leave year. Any unused special leave may be accrued to a maximum of 5 days. Any unused special leave over 5 days will be forfeited.

5.2      Special leave may be taken only when:

         5.2.1    You are sick; or

         5.2.2    Your spouse is sick; or

         5.2.3    Your or your spouse's child or dependent parent is sick; or

         5.2.4    Your

                  - spouse, or

                  - parent, or

                  - child, or

                  - brother or sister, or

                  - grandparent, or

                  - father-in-law or mother-in-law, or

                  - such other person accepted by the Company dies.

5.4 You will advise the Company if you are unable to attend work by 8.30 am on the day of absence.

5.5 At the Company's request, you shall provide the Company with a medical certificate for any special leave taken of two days or longer for the purpose of sickness.

5.6 You shall seek formal approval of your special leave when you return to work.


6.0      OTHER LEAVE


6.1 In special circumstances the Company may at its sole discretion grant you other leave with or without pay on such conditions as the Company may determine.

6.2 If you are required for jury service or subpoenaed before the Court as a witness, the Company will continue to pay your normal salary. The net fees from the Court must be paid to the Company.


7.0      CODE OF CONDUCT


7.1 You agree to be bound by and adhere to the Company's code of conduct and other instructions.

7.2 During the term of this agreement you will (unless prevented by ill health or disability and subject to holiday and leave entitlements) honestly and diligently perform your duties and in doing so you will:

         7.2.1 faithfully serve and promote the Company's interests, commitments and objectives; and

         7.2.2 act in accordance with any policies determined by the Company and any directions the Company gives you; and

         7.2.3 dress in any uniform the Company supplies you with or otherwise in a neat and tidy manner appropriate to your position; and

         7.2.4 comply with all statutory regulations which apply to your position; and

         7.2.5 shall devote your time and attention during the Company's normal working hours exclusively to the duties the Company assigns to you; and

         7.2.6    will carry out those duties to the best of your ability; and

7.3      During the term of this agreement you:

         7.3.1 may not bring alcohol or non-prescription drugs into, nor consume such items on the Company's premises; and

         7.3.2 may not work while influenced by alcohol or non-prescription drugs; and

         7.3.3 shall not accept gifts, gratuities or any inducements for your work directly or indirectly; and

         7.3.4 may not gamble on the Company's premises during your working hours; and

         7.3.5    shall comply with the Company's smoking policy; and

         7.3.6 will comply with the directions and instructions of the person stated in paragraph VIII of Part A.


8.0      CONFIDENTIALITY


8.1 You shall not, either during or after this agreement, divulge to any person any information concerning the intellectual property of the Company, the Company's or the Company's clients' business accounts, finance activities, security measures and procedures or other affairs which comes or came to your knowledge unless:

         8.1.1    Such disclosure is required by law;

         8.1.2 You immediately notify the Company of any party requesting disclosure;

         8.1.3    The Company consents to release the confidential information.

8.2 You shall not knowingly divulge to any person and shall use your best endeavours to prevent the publication or disclosure of any trade secret or other confidential information concerning the Company's or the Company's clients' business, finances, dealings, transactions, security procedures or affairs.

8.3 Upon termination of your employment you shall immediately deliver to the Company all lists of customers, correspondence and other documents, papers and property belonging to the Company which may have been prepared by you or have come into your possession in the course of your employment. You undertake that you will not retain any copies of such documents.

8.4 In addition to this clause 8, you acknowledge the existence of the Company's Confidentiality Deed, the terms of which you are also obliged to.


9.0      PATENTS

9.1 All work performed by you during the course of your employment shall be the complete property of the Company.

9.2 You agree, if so asked, to sign all documentation required for the procurement and registration of any patentable rights to allow such registration in your name.

9.3 You agree that immediately upon registration of any such patentable rights you will transfer such patent into the name of the Company.

9.4 The Company agrees to pay for all direct costs related to the procurement, registration and assignment of any patentable rights or patent.

9.5 Other than to allow the registration and transfer of any patent into the name of the Company as provided for in clauses 9.1 to 9.4, you shall not claim any right for the registration of any patent related to work performed by you during the course of your employment.


10.0     THE COMPANY'S OBLIGATIONS


10.1     The Company agrees;

         10.1.1 to pay your salary and reimburse expenses provided for under this agreement promptly when they are due;

         10.1.2 to provide you with good working conditions and all reasonable facilities to enable you to carry out your duties;

         10.1.3 to use its best endeavours to provide a happy congenial and comfortable working environment;


11.0     TERMINATION

11.1 The Company may terminate this agreement by giving you notice in writing if you-

         11.1.1 become of unsound mind or be or become a patient for the purpose of any statute relating to mental health;

         11.1.2 are convicted of a criminal offence involving dishonesty or resulting in imprisonment;

         11.1.3   commit an act of bankruptcy;

         11.1.4 are prevented from performing your duties for a period of 2 consecutive months, or for a period of 60 working days or more in any consecutive twelve months, by reason of illness or accident;

         11.1.5 commit any serious breach or repeated breach (after warning) of this agreement or if you bring the Company into disrepute;

         11.1.6 are in breach or continued neglect of any of the duties (express or implied) under this agreement.

11.2 If the Company terminates this agreement under clause 11.1 the Company does so without prejudice to any claim the Company may have against you for damages.

11.3 Upon termination, you will be paid all amounts due up to the date of termination. Payment of such amounts will be in full satisfaction and discharge of all claims and demands which you may have against the Company.

11.4     You agree with the Company that:

         11.4.1 Either you or the Company may terminate this agreement by giving the period of notice stated in paragraph IX of Part A.

         11.4.2   Such termination can be made for any reason.

         11.4.3 In terminating the agreement pursuant to paragraph 11.4.1 neither the Company nor you has a duty to justify their decision to the other.

         11.4.4 The Company may elect to pay the base salary for the period specified in paragraph IX of Part A to you in lieu of the notice required by clause 11.4.1.

11.5 The termination of this agreement shall not effect any provision expressed to remain in force.



12.0     PERSONAL GRIEVANCE AND DISPUTE RESOLUTION PROCEDURES


12.1 You agree with the Company that the personal grievance and dispute resolution procedure set out in the 2nd Schedule will be used in the first instance to resolve personal grievances and disputes between you and the Company.



13.0     ENTIRE CONTRACT


13.1 Subject to Clause 13.3, this agreement, comprising Part A and Part B and the schedules, contains the entire terms with respect to your employment with the Company.

13.2 Subject to Clause 13.3, you agree with the Company that there are no other agreements enforceable by you or the Company for any claim benefit or relief.

13.3 The Confidentiality Deed signed by you with the Company shall take precedence over this agreement if there is any conflict between the two documents.


14.0     VARIATION


14.1 The Company reserves the right to vary this agreement. If the Company varies the agreement the Company will give you written notice of the proposed variation.

14.2 You may submit any objections you have to the notice of proposed variation within ten working days of receiving it. The Company will take your submissions into consideration when finalising the variation.

14.3 The Company will finalise the variation within one month of giving notice to you under clause 14.1.

                                  1ST SCHEDULE

                               STATUTORY HOLIDAYS


The statutory holidays referred to in paragraph 4.3 of this agreement in each calendar year are:

             New Years Day

             President's Day

             Memorial Day

             Independence Day

             Labor Day

             Columbus Day

             Veterans Day

             Thanksgiving Day

             Christmas Day

                                  2ND SCHEDULE

                           PROCEDURE FOR SETTLEMENT OF
                         PERSONAL GRIEVANCES & DISPUTES



1.0   DEFINITIONS


      "dispute"    means any dispute concerning the interpretation, application or operation of this agreement

      "grievance"  means a personal grievance as defined in the Act

      "issue"      means either a grievance or a dispute

      "the Act"    means the Employment Contracts Act 1991


2.0   SETTLEMENT OF GRIEVANCES AND DISPUTES


2.1 Any grievance or dispute between you and the Company shall be resolved as set out in this Schedule.


3.0   SUBMISSION OF DISPUTE OR GRIEVANCE


3.1   You shall advise the Company of any grievance you have.

3.2   If there is a dispute either party may invoke this resolution procedure.


4.0   TIME WITHIN WHICH GRIEVANCE MUST BE SUBMITTED


4.1 You shall advise the Company of any personal grievance as quickly as possible within 90 days from when the grievance arose or came to your notice.

4.2 If you do not submit your grievance within 90 days the Company shall not be obliged to consider it, unless the Employment Tribunal grants you leave to submit the personal grievance pursuant to section 33(3) of the Act. If the Employment Tribunal grants leave the provisions below will apply.

5.0   GOOD FAITH NEGOTIATIONS


5.1 Both parties agree that they will endeavour to resolve every issue in a friendly manner by direct discussions. Both agree to meet to freely exchange views on at least two separate occasions. Such meetings will be held promptly, shall be conducted informally. You are entitled to have one person present (other than another employee of ours) to assist you. Both parties agree to discuss issues openly, and make every reasonable effort to resolve the issue without invoking formal procedures.


6.0   WRITTEN STATEMENTS


6.1 If the issue is not settled in discussions between you and the Company, the party raising the issue, shall give a written statement to the other party within 14 days setting out:

      6.1.1 The nature of the issue and

      6.1.2 The facts giving rise to the issue and

      6.1.3 The remedies sought.

6.2   The other party shall give a written response within 14 days setting out:

      6.2.1 Their view of the facts; and

      6.2.2 The reasons why that party is not prepared or able to provide the remedies sought.


7.0   NOTICE OF INTENTION TO ARBITRATE


7.1 The party invoking the procedure may give notice of intention to refer the issue to arbitration if

      7.1.1 That party is not satisfied with the other party's written response given under clause 6.2; or

      7.1.2 The other party fails to provide a written response as required by clause 6.2

7.2   Such notice shall be given to the other party within 7 days after either:

      7.2.1 Receipt of the party's written response; or

      7.2.2 The party's failure to provide within 14 days the written response.

7.3 The parties agree that any arbitration between them shall be arbitrated by a sole arbitrator agreed by the parties. If the parties cannot agree arbitrator shall be appointed by the President of the Auckland District Law Society.


8.0   PROCEDURE FOR ARBITRATION HEARING


8.1 The party who refers the issue to arbitration shall prepare a Statement of Claim. The Statement of claim must set out:

      8.1.1 matters which that party alleges give rise to the issue; and

      8.1.2 the remedies sought.

8.2 The Statement of Claim shall be served on the arbitrator and the other party within 14 days of the appointment of the arbitrator.

8.3 Within 14 days of receiving the Statement of Claim the other party shall prepare a Statement of Defence setting out the grounds on which the party objects to the issue. A copy of the Statement of Defence must be served on the arbitrator and on the other party to the issue.

8.3 The arbitrator shall hear the issue at a time and a venue in Auckland to be agreed by the parties or in default to be fixed by the arbitrator.

8.4   The arbitrator shall determine all procedures at the hearing.

8.5 The costs of the reference and the award shall be in the discretion of the arbitrator. Pending such award, the incidental costs of the hearing of the arbitration shall be met equally by the parties.

8.6   Each party may be represented by counsel and/or a friend.


9.0   ARBITRATOR'S POWERS


9.1 The arbitrator shall have the power to order discovery and inspection of documents in the possession, power or custody of either party to the issue. Such documents must be relevant to the matters in issue. The arbitrator may give timetabling directions to ensure that discovery and inspection are carried out promptly.

9.2 The arbitrator shall have the power to proceed ex parte if either party shall fail after reasonable notice to attend.

9.3 The arbitrator shall have the power to give directions as necessary to the conduct of the arbitration hearing.

9.4 The arbitrator's decision on any issue shall be final and binding on the parties and no appeal shall lie to the Employment Tribunal on any issue of fact or law.


10.0  TIME FOR DECISION


10.1 The arbitrator shall make an award in writing within 4 weeks after the arbitration hearing is completed. The award shall give full reasons of the award.


11.0  SUBMISSION TO ARBITRATION


11.1 This procedure is intended to be a submission for the purposes of the Arbitration Act 1996 and its amendments.

                                                                       Exhibit C








                              EMPLOYMENT AGREEMENT

                                     PARTIES


1.                PACIFIC LITHIUM LIMITED  ("The Company )


2.                GEORGE R. FERMENT


                                   BACKGROUND

A. We have agreed to appoint you to the position stated in paragraph I of Part A on the terms set out in Part A, Part B of and the schedules to this agreement.

B.    You accept the appointment on those terms.






                                     PART A


I.       Position and Description of Duties (Clause 1.1 of Part B):

            Position: Executive Vice President - Cell Manufacturing Operations

            Description of Duties: Responsible for all polymer cell production and operations worldwide.




II.      COMMENCEMENT DATE (Clause 1.2 of Part B):


III.     EXPIRY DATE (Clause 1.2 of Part B):    N/A


V.       PROBATIONARY REVIEW: Nil

V.       GROSS REMUNERATION RATE  (Clause 2.1 of Part B):

                  SalaryUS$155,000 per annum


                  Frequency of Payments:    Monthly

         Nominated Bank Account:

                  Bank:
                  Branch:
                  Account Number:
                  Account Name:


VI.      REMUNERATION RATE REVIEW DATES  (Clause 2.2 of Part B)

         Annually on the 31 March.


VII.     HOURS OF WORK (Clause 3.1 of Part B):

                  Normal Hours are 40 hours per week except as required to perform the job function


VIII.    PERSON TO WHOM YOU ARE RESPONSIBLE (Clause 7.3.6 of Part B):

                  Person:   David J. Cade
                  Position: Chief Operating Officer/Chief Executive Officer
                            designate


XI.      NOTICE OF TERMINATION PERIOD (Clause 11.4.1 of Part B):

         If your employment under this agreement is terminated (a) as a result of your resignation or (b) by the Company without cause (specifically excluding your death, disability or termination by the Company for cause), then you will be entitled to receive, and the Company will pay to you, an amount equal to six month's salary at the rate specified in paragraph V of Part A of this agreement payable in one lump sum within 30 days after such termination; provided that if the termination of your employment under this agreement results from your resignation, you will give 30 days notice prior to the effective date of such resignation and you will remain obligated to perform your duties under this agreement for such 30-day period.

XII.     RESTRAINT OF TRADE

         You will not, for a period of six months from the date on which you ease to be employed by the Company for any reason, directly or indirectly (whether as owner, employee, director, consultant or otherwise):

         (d) solicit any customers, business patronage or orders for, or sell any products in competition with the Company or for any business that competes with the Company;

         (e) divert, entice or take away any customers, business, patronage or orders of the Company or attempt to do so;

         (f) solicit any employee of the Company with the intent that they cease their employment with the Company.



                  [Remainder of Page Intentionally Left Blank]

                                    EXECUTION




This agreement was executed on the        day of




SIGNED on behalf of                    )
PACIFIC LITHIUM LIMITED                )
by                                     )
in the presence of                     )





SIGNED by                              )

as Employee in the presence of:        )

                                     PART B


================================================================================




                    YOU AGREE THE FOLLOWING WITH THE COMPANY




1.0      APPOINTMENT


1.1 The Company appoints you to the position to perform the duties stated in paragraph I of Part A. You accept the general description of the duties you will undertake and the appointment upon these terms.

1.2 This agreement shall take effect from the commencement date specified in paragraph II of Part A. Unless terminated in accordance with clause 11, this agreement will end on the expiry date specified in paragraph III of Part A.

1.3 If this clause is adopted by paragraph IV of Part A, your appointment is subject to the probationary period stated in paragraph IV of Part A. The probationary period begins on the commencement date. If your performance during the probationary period is satisfactory to the Company, your appointment shall be confirmed by the company when the probationary period elapses. If your appointment is not confirmed one month's notice of termination will be given.


2.0      REMUNERATION


2.1 The Company will pay you remuneration at the gross remuneration rate and frequency specified in paragraph V of Part A in full compensation for your performance of your duties. Your pay will be direct credited into your nominated bank account.

2.2 Remuneration paid under this agreement will be reviewed according to the review date(s) specified in paragraph VI of Part A.

2.3 On your direction, the Company may make deductions from your salary for items such as health insurance, social club fees, and other payments you stipulate.

2.4 The Company will not pay you where you are absent from work without the Company's approval or where you withdraw your services in part or whole.


3.0      HOURS OF WORK


3.1 Your position requires availability on a, 24 hour basis, 7 days a week. Your normal hours of work are set out in paragraph VII of Part A. You shall conform to such hours of work as the Company may reasonably require for the proper performance of your duties. Unless an overtime hourly rate is specified in paragraph V of Part A, you shall not be entitled to receive any additional remuneration for work outside your normal hours of work.


4.0      ANNUAL LEAVE


4.1 Subject to clause 4.3, you are entitled to receive 15 working days paid annual leave per year. Each leave year begins on the anniversary of the date you commence duties. You may accrue a maximum of 5 days leave. Any accrued or outstanding leave will be rolled over to the next leave year. Any accrued leave in excess of 5 days will be forfeited.

4.2 You cannot take annual leave without the Company's prior written approval. The Company may, after reasonable notice, direct you to take annual leave at times convenient to the Company. As far as practicable, your wishes shall be taken into consideration when fixing the time for taking of leave.

4.3 You may be required to work on one of the statutory holiday set out in the 1st Schedule. You will be entitled to one paid day of leave for each statutory holiday you work.


5.0      SPECIAL LEAVE


5.1 You are entitled to 5 days paid special leave in each leave year. Any unused special leave may be accrued to a maximum of 5 days. Any unused special leave over 5 days will be forfeited.

5.2      Special leave may be taken only when:

         5.2.1    You are sick; or

         5.2.2    Your spouse is sick; or

         5.2.3    Your or your spouse's child or dependent parent is sick; or

         5.2.4    Your

                  - spouse, or

                  - parent, or

                  - child, or

                  - brother or sister, or

                  - grandparent, or

                  - father-in-law or mother-in-law, or

                  - such other person accepted by the Company


                  dies.

5.4 You will advise the Company if you are unable to attend work by 8.30 am on the day of absence.

5.5 At the Company's request, you shall provide the Company with a medical certificate for any special leave taken of two days or longer for the purpose of sickness.

5.6 You shall seek formal approval of your special leave when you return to work.



6.0      OTHER LEAVE


6.1 In special circumstances the Company may at its sole discretion grant you other leave with or without pay on such conditions as the Company may determine.

6.2 If you are required for jury service or subpoenaed before the Court as a witness, the Company will continue to pay your normal salary. The net fees from the Court must be paid to the Company.


7.0      CODE OF CONDUCT


7.1 You agree to be bound by and adhere to the Company's code of conduct and other instructions.

7.2 During the term of this agreement you will (unless prevented by ill health or disability and subject to holiday and leave entitlements) honestly and diligently perform your duties and in doing so you will:

         7.2.1 faithfully serve and promote the Company's interests, commitments and objectives; and

         7.2.2 act in accordance with any policies determined by the Company and any directions the Company gives you; and

         7.2.3 dress in any uniform the Company supplies you with or otherwise in a neat and tidy manner appropriate to your position; and

         7.2.4 comply with all statutory regulations which apply to your position; and

         7.2.5 shall devote your time and attention during the Company's normal working hours exclusively to the duties the Company assigns to you; and

         7.2.6    will carry out those duties to the best of your ability; and

7.3      During the term of this agreement you:

         7.3.1 may not bring alcohol or non-prescription drugs into, nor consume such items on the Company's premises; and

         7.3.2 may not work while influenced by alcohol or non-prescription drugs; and

         7.3.3 shall not accept gifts, gratuities or any inducements for your work directly or indirectly; and

         7.3.4 may not gamble on the Company's premises during your working hours; and

         7.3.5    shall comply with the Company's smoking policy; and

         7.3.6 will comply with the directions and instructions of the person stated in paragraph VIII of Part A.


8.0      CONFIDENTIALITY


8.1 You shall not, either during or after this agreement, divulge to any person any information concerning the intellectual property of the Company, the Company's or the Company's clients' business accounts, finance activities, security measures and procedures or other affairs which comes or came to your knowledge unless:

         8.1.1    Such disclosure is required by law;

         8.1.2 You immediately notify the Company of any party requesting disclosure;

         8.1.3    The Company consents to release the confidential information.

8.2 You shall not knowingly divulge to any person and shall use your best endeavours to prevent the publication or disclosure of any trade secret or other confidential information concerning the Company's or the Company's clients' business, finances, dealings, transactions, security procedures or affairs.

8.3 Upon termination of your employment you shall immediately deliver to the Company all lists of customers, correspondence and other documents, papers and property belonging to the Company which may have been prepared by you or have come into your possession in the course of your employment. You undertake that you will not retain any copies of such documents.

8.4 In addition to this clause 8, you acknowledge the existence of the Company's Confidentiality Deed, the terms of which you are also obliged to.


9.0      PATENTS

9.1 All work performed by you during the course of your employment shall be the complete property of the Company.

9.2 You agree, if so asked, to sign all documentation required for the procurement and registration of any patentable rights to allow such registration in your name.

9.3 You agree that immediately upon registration of any such patentable rights you will transfer such patent into the name of the Company.

9.4 The Company agrees to pay for all direct costs related to the procurement, registration and assignment of any patentable rights or patent.

9.5 Other than to allow the registration and transfer of any patent into the name of the Company as provided for in clauses 9.1 to 9.4, you shall not claim any right for the registration of any patent related to work performed by you during the course of your employment.


10.0     THE COMPANY'S OBLIGATIONS


10.1     The Company agrees;

         10.1.1 to pay your salary and reimburse expenses provided for under this agreement promptly when they are due;

         10.1.2 to provide you with good working conditions and all reasonable facilities to enable you to carry out your duties;

         10.1.3 to use its best endeavours to provide a happy congenial and comfortable working environment;


11.0     TERMINATION

11.1 The Company may terminate this agreement by giving you notice in writing if you-

         11.1.1 become of unsound mind or be or become a patient for the purpose of any statute relating to mental health;

         11.1.2 are convicted of a criminal offence involving dishonesty or resulting in imprisonment;

         11.1.3            commit an act of bankruptcy;

         11.1.4 are prevented from performing your duties for a period of 2 consecutive months, or for a period of 60 working days or more in any consecutive twelve months, by reason of illness or accident;

         11.1.5 commit any serious breach or repeated breach (after warning) of this agreement or if you bring the Company into disrepute;

         11.1.6 are in breach or continued neglect of any of the duties (express or implied) under this agreement.

11.2 If the Company terminates this agreement under clause 11.1 the Company does so without prejudice to any claim the Company may have against you for damages.

11.3 Upon termination, you will be paid all amounts due up to the date of termination. Payment of such amounts will be in full satisfaction and discharge of all claims and demands which you may have against the Company.

11.4     You agree with the Company that:

         11.4.1 Either you or the Company may terminate this agreement by giving the period of notice stated in paragraph IX of Part A.

         11.4.2            Such termination can be made for any reason.

         11.4.3           In terminating the agreement pursuant to paragraph
                          11.4.1 neither the Company nor you has a duty to justify their decision to the other.

         11.4.4 The Company may elect to pay the base salary for the period specified in paragraph IX of Part A to you in lieu of the notice required by clause 11.4.1.

11.5 The termination of this agreement shall not effect any provision expressed to remain in force.


12.0     PERSONAL GRIEVANCE AND DISPUTE RESOLUTION PROCEDURES


12.1 You agree with the Company that the personal grievance and dispute resolution procedure set out in the 2nd Schedule will be used in the first instance to resolve personal grievances and disputes between you and the Company.


13.0     ENTIRE CONTRACT


13.1 Subject to Clause 13.3, this agreement, comprising Part A and Part B and the schedules, contains the entire terms with respect to your employment with the Company.

13.2 Subject to Clause 13.3, you agree with the Company that there are no other agreements enforceable by you or the Company for any claim benefit or relief.

13.3 The Confidentiality Deed signed by you with the Company shall take precedence over this agreement if there is any conflict between the two documents.


14.0     VARIATION


14.1 The Company reserves the right to vary this agreement. If the Company varies the agreement the Company will give you written notice of the proposed variation.

14.2 You may submit any objections you have to the notice of proposed variation within ten working days of receiving it. The Company will take your submissions into consideration when finalising the variation.

14.3 The Company will finalise the variation within one month of giving notice to you under clause 14.1.

                                  1ST SCHEDULE

                               STATUTORY HOLIDAYS


    The statutory holidays referred to in paragraph 4.3 of this agreement in each calendar year are:

             New Years Day

             President's Day

             Memorial Day

             Independence Day

             Labor Day

             Columbus Day

             Veterans Day

             Thanksgiving Day

             Christmas Day

                                  2ND SCHEDULE

                           PROCEDURE FOR SETTLEMENT OF

                         PERSONAL GRIEVANCES & DISPUTES

   1.0   DEFINITIONS

         "dispute"     means any dispute concerning the interpretation,
                       application or operation of this agreement

         "grievance"   means a personal grievance as defined in the Act

         "issue"       means either a grievance or a dispute

         "the Act"     means the Employment Contracts Act 1991

   2.0   SETTLEMENT OF GRIEVANCES AND DISPUTES

   2.1 Any grievance or dispute between you and the Company shall be resolved as set out in this Schedule.

   3.0   SUBMISSION OF DISPUTE OR GRIEVANCE

   3.1   You shall advise the Company of any grievance you have.

   3.2 If there is a dispute either party may invoke this resolution procedure.

   4.0   TIME WITHIN WHICH GRIEVANCE MUST BE SUBMITTED

   4.1 You shall advise the Company of any personal grievance as quickly as possible within 90 days from when the grievance arose or came to your notice.

   4.2 If you do not submit your grievance within 90 days the Company shall not be obliged to consider it, unless the Employment Tribunal grants you leave to submit the personal grievance pursuant to section 33(3) of the Act. If the Employment Tribunal grants leave the provisions below will apply.

   5.0   GOOD FAITH NEGOTIATIONS

   5.1 Both parties agree that they will endeavour to resolve every issue in a friendly manner by direct discussions. Both agree to meet to freely exchange views on at least two separate occasions. Such meetings will be held promptly, shall be conducted informally. You are entitled to have one person present (other than another employee of ours) to assist you. Both parties agree to discuss issues openly, and make every reasonable effort to resolve the issue without invoking formal procedures.

   6.0   WRITTEN STATEMENTS

   6.1 If the issue is not settled in discussions between you and the Company, the party raising the issue, shall give a written statement to the other party within 14 days setting out:

         6.1.1 The nature of the issue and

         6.1.2 The facts giving rise to the issue and

         6.1.3 The remedies sought.

   6.2 The other party shall give a written response within 14 days setting out:

         6.2.1 Their view of the facts; and

         6.2.2 The reasons why that party is not prepared or able to provide the remedies sought.

   7.0   NOTICE OF INTENTION TO ARBITRATE

   7.1 The party invoking the procedure may give notice of intention to refer the issue to arbitration if

         7.1.1 That party is not satisfied with the other party's written response given under clause 6.2; or

         7.1.2 The other party fails to provide a written response as required by clause 6.2

   7.2 Such notice shall be given to the other party within 7 days after either:

         7.2.1 Receipt of the party's written response; or

         7.2.2 The party's failure to provide within 14 days the written response.

   7.3 The parties agree that any arbitration between them shall be arbitrated by a sole arbitrator agreed by the parties. If the parties cannot agree arbitrator shall be appointed by the President of the Auckland District Law Society.

   8.0   PROCEDURE FOR ARBITRATION HEARING

   8.1 The party who refers the issue to arbitration shall prepare a Statement of Claim. The Statement of claim must set out:

         8.1.1 matters which that party alleges give rise to the issue; and

         8.1.2 the remedies sought.

   8.2 The Statement of Claim shall be served on the arbitrator and the other party within 14 days of the appointment of the arbitrator.

   8.3 Within 14 days of receiving the Statement of Claim the other party shall prepare a Statement of Defence setting out the grounds on which the party objects to the issue. A copy of the Statement of Defence must be served on the arbitrator and on the other party to the issue.

   8.3 The arbitrator shall hear the issue at a time and a venue in Auckland to be agreed by the parties or in default to be fixed by the arbitrator.

   8.4  The arbitrator shall determine all procedures at the hearing.

   8.5 The costs of the reference and the award shall be in the discretion of the arbitrator. Pending such award, the incidental costs of the hearing of the arbitration shall be met equally by the parties.

   8.6   Each party may be represented by counsel and/or a friend.

   9.0   ARBITRATOR'S POWERS

   9.1 The arbitrator shall have the power to order discovery and inspection of documents in the possession, power or custody of either party to the issue. Such documents must be relevant to the matters in issue. The arbitrator may give timetabling directions to ensure that discovery and inspection are carried out promptly.

   9.2 The arbitrator shall have the power to proceed ex parte if either party shall fail after reasonable notice to attend.

   9.3 The arbitrator shall have the power to give directions as necessary to the conduct of the arbitration hearing.

   9.4 The arbitrator's decision on any issue shall be final and binding on the parties and no appeal shall lie to the Employment Tribunal on any issue of fact or law.

   10.0  TIME FOR DECISION

   10.1 The arbitrator shall make an award in writing within 4 weeks after the arbitration hearing is completed. The award shall give full reasons of the award.

   11.0  SUBMISSION TO ARBITRATION

   11.1 This procedure is intended to be a submission for the purposes of the Arbitration Act 1996 and its amendments.

                                                                       Exhibit D

                           EMPLOYEE SHARE OPTION DEED

                            DATED                2000

                             PACIFIC LITHIUM LIMITED

                                  (THE COMPANY)

                                       AND

                                (THE EMPLOYEE)


                                   Jones Young
                    Lawyers Corporate Advisers Strategists
                    ---------------------------------------
                                   Auckland

                           EMPLOYEE SHARE OPTION DEED

PARTIES

1. PACIFIC LITHIUM LIMITED a duly incorporated company having its registered office at Auckland ("the Company")

2.    [     ] of [     ]  ("the Employee")

BACKGROUND

1. The Employee has agreed to be employed by the Company following the merger of Lithium Technology Corporation with the Company.

2. The Company has agreed to issue and the Employee has agreed to subscribe for the Options on the terms and conditions set out in this Deed.

DEFINITIONS

1.0 In this Deed the following terms shall have the meaning set opposite them.

      DISABILITY means the inability of the Employee to substantially carry out his or her duties or obligations to the Company due to physical or mental illness or incapacity for such period as shall entitle the Company to terminate its contract with the Employee.

      OPTION means a right to subscribe for one Share and OPTIONS means [ ] of such rights.

      OPTION EXERCISE DATE means the date which is five years from the Option Vesting Date.

      OPTION EXERCISE PRICE means US$2.25 for each share that is to be issued pursuant to an Option.

      OPTION VESTING DATE means the Closing Date as defined in the Merger Agreement by and between the Company and Lithium Technology Corporation
      dated            2000.

      SHARE means a fully paid ordinary share in the capital of the Company

      TERMINATION EVENT means the breach or continued gross neglect by the Employee in the performance of his or her duties or obligations to the Company pursuant to any contract of employment, restraint of trade, law or under this Deed.

ISSUE OF OPTIONS

2. The Company issues the Options and the Employee agrees to subscribe for the Options free of charge on the terms and conditions set out in this Deed.

3. The Company shall not be required to issue a certificate in respect to the Options but it shall register the Employee as a holder of the Options in the Company's Option Register and shall provide the Employee with a certified copy of the entry showing the Employee's interest.

4. The Company shall not be required to issue a certificate in respect to the Shares arising from the exercise of Options but it shall register the Employee as a holder of the Shares in the Company's Share Register and shall provide the Employee with a certified copy of the entry showing the Employee's interest.

5. The Employee may exercise the Options during the period commencing from the Option Vesting Date and terminating on the Option Exercise Date.

EXERCISE OF THE OPTIONS

6. Except where clauses 10 (breach of the Employee's obligations), 11 (disability of the Employee) and 12 (death of the Employee) of this Deed apply, the Employee shall have the right to be issued Shares for the number of Options on the earlier of the following:

      6.1   on or before the Option Exercise Date; and

      6.2 on or before the expiry of ninety days of the Employee ceasing to provide services to the Company.

      If the Employee does not exercise his or her rights in respect to the Options by the above dates (time being of the essence), the Options shall expire.

7. The Employee shall give to the Company:

      7.1 two working days written notice to the Company stating the whole number of Shares in respect to which the Options are being exercised; and

      7.2 payment in full of the Option Exercise Price in respect to each of the Options being exercised.

      If the Employee fails to pay for all or any of the Shares in respect to which the Options are being exercised, the Company may terminate the Employee's entitlement to such Shares even though the date by which the Options terminate may not have passed.

8. The Company shall have the right to either require the Employee to pay to it the amount of any withholding taxes in respect to the issue of the Shares as may be required by law or to withhold and sell an appropriate number of Shares (based on the Shares' fair market value on the date of exercise) for payment of taxes required by law, or to take such other action as may be necessary in the opinion of the Company to satisfy all tax withholding obligations.

RESTRICTIONS ON OPTIONS AND SHARES

9. The Options may not be charged, transferred, pledged or otherwise assigned or encumbered without the prior approval of the Company which may be withheld by the Company for any reason.

BREACH OF EMPLOYMENT TERMS BY EMPLOYEE

10. If the Employee commits a Termination Event then the Company may, in addition to all other rights and remedies it may have:

      10.1 terminate this Deed in respect to all unexercised Options and all the rights of the Employee with respect to such Options shall become null and void;

      10.2 repurchase the Shares that have been issued to the Employee pursuant to the exercise of Options under this Deed at the lower of the Option Exercise Price or the fair market value; and

      10.3 require the Employee to pay to the Company the proceeds from any sale of Shares issued to the Employee pursuant to the exercise of Options under this Deed less the Option Exercise Price, any tax paid by the Employee in respect to the exercise of the Options, and any brokerage costs incurred by the Employee on the sale of such Shares.

DISABILITY OF THE EMPLOYEE

11. If the Employee suffers a Disability then the Employee may purchase Shares in exercise of the Options on the earlier of the following:

      11.1  on or before the Option Exercise Date;

      11.2 on or before the expiry of one year from the date that the Employee incurs the Disability or where the Employee has died from the Disability, on or before the expiry of one year from the date of his or her death.

DEATH OF THE EMPLOYEE

12. If the Employee dies while employed or associated with the Company, then any and all Options shall be transferred in accordance with the Employee's will and may be exercised by the estate of the Employee on or before the earlier of the following:

      12.1  on or before the Option Exercise Date; and

      12.2 on or before the expiry of one year from the date that the Employee died.

RIGHTS ATTACHING TO OPTIONS

13. If the issued share capital of the Company changes during the term of this Deed by reason of a share split, share dividend, combination or reclassification of shares, recapitalisation, merger, amalgamation or similar event, the Company shall adjust proportionately the number of Shares covered by each Option and the Option exercise Price.

14. The Employee shall have no right to participate in profit dividends nor shall the Employee have any other rights of a holder of ordinary shares in the capital of the Company except in for the shares issued pursuant to Options that have been exercised by the Employee. The Employee shall be entitled to receive the Company's annual reports and to attend general meetings but not to vote except at meetings of Optionholders.

SURRENDER OF RIGHTS UNDER LITHIUM TECHNOLOGY CORPORATION STOCK INCENTIVE PLANS

15. The Employee acknowledges that by accepting this grant of Options, the Employee hereby surrenders all rights, benefits and entitlements (both vested and unvested) that the Employee had received or may have expected to receive from Lithium Technology Corporation under any of Lithium Technology Corporation's Stock Incentive Plans and the Employee waives any claim against Lithium Technology Corporation or the Company in respect to such rights, benefits and entitlements.

GENERAL

16. The granting of this Option does not confer on the Employee any right to continued employment with the Company nor does it alter or restrict any of the Company's rights to terminate the Employee's employment or association with the Company at any time with or without cause and without liability. This Option shall not be included as part of the Employee's regular, recurring remuneration or compensation for any purpose, including the calculation of redundancy pay or holiday pay or other entitlement.

17. The provisions of this Deed that are intended to survive this Deed shall remain enforceable to the fullest extent despite the exercise or termination of all of the Options.

EXECUTION

This Deed was executed this               2000.

SIGNED by PACIFIC LITHIUM     )
LIMITED by                    )




SIGNED by                    )
     in the presence of      )